UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Carolina Bank Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CAROLINA BANK HOLDINGS, INC.

2604 Lawndale Drive

Greensboro, North Carolina 27408

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE is hereby given that the Annual Meeting of Shareholders of Carolina Bank Holdings, Inc. (the “Company”) will be held as follows:

Place:	The Painted Plate Catering 2001 North Church Street Greensboro, North Carolina

Date:	April 19, 2005

Time:	4:00 p.m.

The purposes of the meeting are:

1.	To elect four (4) members of the Board of Directors for terms of three (3) years;

2.	To ratify the appointment of Cherry, Bekaert & Holland, L.L.P. as the Company’s independent public accountants for 2005; and

3.	To transact such other business as may properly be presented for action at the meeting.

YOU ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. HOWEVER, EVEN IF YOU PLAN TO ATTEND, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED APPOINTMENT OF PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE TO ENSURE THAT A QUORUM IS PRESENT AT THE MEETING. THE GIVING OF AN APPOINTMENT OF PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE IT OR TO ATTEND THE MEETING AND VOTE IN PERSON.

By Order of the Board of Directors

/s/ Robert T. Braswell
Robert T. Braswell
President and Chief Executive Officer

March 18, 2005

CAROLINA BANK HOLDINGS, INC.

2604 Lawndale Drive

Greensboro, North Carolina 27408

PROXY STATEMENT

Mailing Date: On or About March 18, 2005

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 19, 2005

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Carolina Bank Holdings, Inc. (the “Company”) of appointments of proxy for use at the annual meeting of the Company’s shareholders (the “Annual Meeting”) to be held on April 19, 2005, at 4:00 p.m., at The Painted Plate Catering, 2001 North Church Street, Greensboro, North Carolina, and at any adjournments thereof. The Company’s proxy solicitation materials are being mailed to shareholders on or about March 18, 2005. In this Proxy Statement, the Company’s subsidiary bank, Carolina Bank, is referred to as the “Bank.”

Voting of Proxies

Persons named in the enclosed appointment of proxy as proxies (the “Proxies”) to represent shareholders at the Annual Meeting are Judy H. Fuller, James E. Hooper and Julius L. Young. Shares represented by each appointment of proxy that is properly executed, returned and not revoked, will be voted in accordance with the directions contained therein. If no directions are given, such shares will be voted “FOR” the election of each of the four (4) nominees for director named in Proposal 1, and “FOR” Proposal 2. If, at or before the time of the Annual Meeting, any nominee named in Proposal 1 has become unavailable for any reason, the Proxies will be authorized to vote for a substitute nominee. On such other matters as may come before the meeting, the Proxies will be authorized to vote in accordance with their best judgment. An appointment of proxy may be revoked by the shareholder giving it at any time before it is exercised by filing with T. Allen Liles, Secretary and Treasurer of the Company, a written instrument revoking it or a duly executed Appointment of Proxy bearing a later date, or by attending the Annual Meeting and announcing his or her intention to vote in person.

Record Date

The close of business on February 25, 2005, has been fixed as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only those shareholders of record on that date will be eligible to vote on the proposals described herein.

Voting Securities

The Company’s voting securities are the shares of its common stock, par value $1.00 per share, of which 2,256,390 shares were issued and outstanding on February 25, 2005. As of February 25, 2005, there were approximately 1,108 shareholders of the Company’s common stock.

Voting Procedures; Quorum; Votes Required for Approval

At the Annual Meeting, each shareholder will be entitled to one vote for each share held of record on the Record Date on each matter submitted for voting and, in the election of directors, for each director to be elected. In accordance with North Carolina law, shareholders will not be entitled to vote cumulatively in the election of directors.

A majority of the shares of the Company’s common stock issued and outstanding on the Record Date must be present in person or by proxy to constitute a quorum for the conduct of business at the Annual Meeting.

Assuming a quorum is present, in the case of Proposal 2, for such proposal to be approved, the proposal must be approved by a majority of the votes cast. In the case of Proposal 1 below, the four (4) directors receiving the greatest number of votes shall be elected. Abstentions and broker non-votes will have no effect.

Authorization to Vote on Adjournment and Other Matters

Unless the Secretary of the Company is instructed otherwise, by signing an appointment of proxy, shareholders will be authorizing the Proxies to vote in their discretion regarding any procedural motions which may come before the Annual Meeting. For example, this authority could be used to adjourn the Annual Meeting if the Company believes it is desirable to do so. Adjournment or other procedural matters could be used to obtain more time before a vote is taken in order to solicit additional appointments of proxy to establish a quorum or to provide additional information to shareholders.

Appointments of proxy voted against any one of the Proposals will not be used to adjourn the Annual Meeting. The Company does not have any plans to adjourn the Annual Meeting at this time, but intends to do so, if needed, to promote shareholder interests.

Revocation of Appointment of Proxy

Any shareholder who executes an appointment of proxy has the right to revoke it at any time before it is exercised by filing, with the Secretary of the Company, either an instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing his or her intention to vote in person.

Expenses of Solicitation

The Company will pay the cost of preparing, assembling and mailing this Proxy Statement. Appointments of proxy also may be solicited personally or by telephone by the Company’s and the Bank’s directors, officers and employees without additional compensation. The Company will reimburse banks, brokers, and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Company’s common stock.

Beneficial Ownership of Securities by Management and Nominees

As of the Record Date, there were no persons who were known to management of the Company to beneficially own more than 5% of the Company’s common stock.

The following table lists the individual beneficial ownership of the Company’s common stock as of the Record Date, by the Company’s current directors, executive officers, and nominees for director, and by all current directors, nominees and executive officers of the Company as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)		Percentage of Class(3)
J. Alexander S. Barrett Greensboro, NC	149		*

Robert T. Braswell Greensboro, NC	67,630		2.91

Gary N. Brown Summerfield, NC	43,220		1.91

George E. Carr Greensboro, NC	12,594	(4)	*

Marlene H. Cato Greensboro, NC	12,455		*

John D. Cornet Greensboro, NC	28,644	(5)	1.26

Gunnar N.R. Fromen Greensboro, NC	35,488		1.56

Judy H. Fuller Burlington, NC	61,423		2.71

James E. Hooper Greensboro, NC	31,052		1.38

Daniel Hornfeck Greensboro, NC	4,600		*

T. Allen Liles Asheboro, NC	24,553		1.08

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percentage of Class(3)
Kenneth C. Mayer, Jr. Greensboro, NC	1,820	*

T. Gray McCaskill Greensboro, NC	1,852	*

Julius L. Young Greensboro, NC	19,725	*

All Directors and Executive Officers as a Group (14 persons)	345,205	14.29

*	Less than 1%

(1)	Except as otherwise noted, to the best knowledge of management of the Company, the individuals named or included in the group above exercise sole voting and investment power over the amount of shares disclosed above except for the following shares over which voting and investment power is shared: Mr. Braswell – 871 shares.

(2)	Included in the beneficial ownership tabulations are the following options to purchase shares of common stock: Mr. Braswell – 63,683 shares; Mr. Brown – 10,068 shares; Mr. Carr – 3,651 shares; Ms. Cato – 5,386 shares; Mr. Cornet – 16,913 shares; Mr. Fromen – 25,228 shares; Ms. Fuller – 7,820 shares; Mr. Hornfeck – 4,500; Mr. Liles – 16,820 shares; and Mr. Young – 5,386 shares. These options are capable of being exercised within 60 days of the Record Date and therefore, under the beneficial ownership rules of the Securities and Exchange Commission (the “SEC”), are deemed to be owned by the holder.

(3)	The calculations of the percentage of class beneficially owned by each individual and the group is based, in each case, on the sum of (i) 2,256,390 shares currently outstanding plus (ii) the number of options capable of being exercised within 60 days of the Record Date.

(4)	Includes 4,820 shares owned by Mr. Carr’s business.

(5)	Includes 59 shares owned by Mr. Cornet’s spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and executive officers of the Company are required by federal law to file reports with the SEC regarding the amount of and changes in their beneficial ownership of the Company’s common stock. To the best knowledge of management of the Company, all such required reports have been filed on a timely basis.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board has set the number of directors of the Company at eleven (11) and recommends that shareholders vote for each of the directors listed below for terms of three years:

Name and Age	Position(s) Held	Director Since(1)	Principal Occupation and Business Experience During Past 5 Years
J. Alexander S. Barrett (48)	Director	2004	Partner, Nexsen Pruet Adams Kleemeier, PLLC, Charlotte and Greensboro, NC (practicing in the areas of complex business and commercial litigation and employment law)

George E. Carr (62)	Director	2000	President, Beacon Management, Inc. (developer of low to moderate income, multifamily homes), Greensboro, NC

Kenneth C. Mayer, Jr. (46)	Director	2003	Principal, Moser Mayer Phoenix Associates, P.A. (architecture, engineering, interior design and site services firm), Greensboro and Charlotte, NC

Julius L. Young (54)	Director	1996	President, Jay Young Enterprises (sales organization for furniture manufacturing companies), Greensboro, NC

(1)	Indicates the year in which each individual was first elected a director of the Bank or the Company, as applicable, and does not necessarily reflect a continuous tenure.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE.

Incumbent Directors

The Company’s Board of Directors includes the following directors whose terms will continue after the Annual Meeting. Certain information regarding those directors is set forth in the following table:

Name and Age	Director Since(1)	Term Expires	Principal Occupation and Business Experience During Past 5 Years
Judy H. Fuller (64)	1996	2006	Secretary, Fuller Real Estate Management Co, Inc. (real estate management), Burlington, NC

T. Gray McCaskill (48)	2003	2006	President and Owner, Senn, Dunn, Marsh & Roland, Insurors

Marlene H. Cato (68)	2003	2006	President, Cato Financial, Greensboro, NC

Robert T. Braswell (52)	1996	2007	President and Chief Executive Officer of the Company and the Bank

Name and Age	Director Since(1)	Term Expires	Principal Occupation and Business Experience During Past 5 Years
James E. Hooper (48)	2000	2007	President and CEO, Staunton Capital, Inc. (manufacturing firm), Greensboro, NC

Gary N. Brown (60)	1996	2007	President, Gary Brown Associates, Inc. (computer software sales), Colfax, NC

John D. Cornet (58)	1996	2007	President, JDC Associates LLC (management consulting firm), Greensboro, NC

(1)	Indicates the year in which each individual was first elected a director of the Bank or the Company, as applicable, and does not necessarily reflect a continuous tenure.

Director Relationships

No director is a director of any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”) or subject to the requirements of Section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.

Director Compensation

During 2004, each non-employee director was paid a fee of $500 for each Board of Directors meeting attended. The Chairman of the Board of Directors received an additional monthly retainer of $1,000 and, commencing in July 2004, the Chairman of the Audit Committee received an additional monthly retainer of $500. Commencing in December 2004, directors’ meeting fees were increased from $200 to $300 per committee meeting attended. Directors’ fees are eligible for the Company’s deferred compensation plan, which invests such deferred compensation in shares of the Company’s common stock. The Company matches 25% of meeting attendance and monthly retainer fees for the Chairman of the Board deferred by directors under the deferred compensation plan. However, fees associated with meetings of committees of the Board of Directors are not matched by the Company.

1997 Nonqualified Stock Option Plan for Directors

The Company’s 1997 Nonqualified Stock Option Plan for Directors currently provides for the issuance of up to 94,042 shares (amount adjusted for 10% stock dividends in 2000 and 2001 and a 20% stock dividend in 2004) of the Company’s common stock upon the exercise of options granted under the plan. All options under the Nonqualified Stock Option Plan have been granted.

Meetings and Committees of the Board of Directors

The Board of Directors of the Company held twelve (12) regular meetings, and a strategic planning retreat, during 2004. Each current director attended 75% or more of the aggregate number of meetings of the Board of Directors and committees on which he or she served. It is the policy of the Company that directors attend each annual and special meeting of shareholders. Ten of the Company’s directors attended the 2004 Annual Meeting of Shareholders.

The Company’s Board has several standing committees, including an Executive Committee, an Audit Committee and a Governance Committee, which also serves as the Nominating Committee of the Company’s Board of Directors.

Executive Committee. The Executive Committee is empowered to act for the entire Board during intervals between Board meetings. The members of the Executive Committee are Messrs. Cornet, Brown, Braswell and Hooper. The Executive Committee did not meet independently during 2004.

Audit Committee. The members of the Audit Committee are Messrs. Brown, Hooper and Young and Ms. Cato. The Audit Committee met five (5) times during 2004. The Audit Committee has in place pre-approval policies and procedures that involve an assessment of the performance and independence of the Company’s independent auditors, an evaluation of any conflicts of interest that may impair the independence of the independent auditors and pre-approval of an engagement letter that outlines all services to be rendered by the independent auditors. The Audit Committee has adopted a formal written charter, which is attached as Exhibit A.

The Company’s common stock is listed on, and the members of the Company’s Audit Committee meet, the requirements of the Nasdaq SmallCap Market. The Audit Committee members are “independent” and “financially literate” as defined by Nasdaq’s applicable listing standards. The Board of Directors has determined that James E. Hooper, a member of the Audit Committee, meets the requirements adopted by the SEC for qualification as an “audit committee financial expert.” An audit committee financial expert is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of GAAP in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that are of the same level of complexity that can be expected in the registrant’s financial statements, or experience supervising people engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.

Report of the Audit Committee

The Audit Committee of the Company is responsible for receiving and reviewing the annual audit report of the Company’s independent auditors and reports of examinations by bank regulatory agencies, and helping to formulate, implement, and review the Company’s internal audit programs. The Audit Committee assesses the performance and independence of the Company’s independent auditors and recommends their appointment and retention.

During the course of its examination of the Company’s audit process in 2004, the Audit Committee reviewed and discussed the audited financial statements with management. The Audit Committee also discussed with the independent auditors, Cherry, Bekaert & Holland, L.L.P., all matters required to be discussed by the Statement of Auditing Standards No. 61, as amended. Furthermore, the Audit Committee received from Cherry, Bekaert & Holland, L.L.P. disclosures regarding their independence required by the Independence Standards Board Standard No. 1, as amended, and discussed with Cherry, Bekaert & Holland, L.L.P. their independence.

Based on the review and discussions above, the Audit Committee: (i) recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004 for filing with the SEC; and (ii) recommended that shareholders ratify the appointment of Cherry, Bekaert & Holland, L.L.P. as auditors for 2005.

The Audit Committee has considered whether the principal accountant’s provision of certain non-audit services to the Company is compatible with maintaining the independence of Cherry, Bekaert & Holland, L.L.P. The Audit Committee has determined that it is compatible with maintaining the independence of Cherry, Bekaert & Holland, L.L.P.

In addition, the Audit Committee approved a plan prepared by management of the Company to ensure compliance with the internal controls certification requirements set forth in Section 404 of the Sarbanes Oxley Act within the deadlines specified by the Securities and Exchange Commission.

This report is submitted by the Audit Committee, the members of which are Messrs. Brown, Hooper and Young and Ms. Cato.

Governance Committee. The members of the Governance Committee are Messrs. Barrett, Brown, Cornet and Mayer. The Governance Committee is responsible for developing and maintaining the corporate governance policy. In addition, the Governance Committee serves as the Nominating Committee, and recommends candidates for nomination to fill vacancies on the Board of Directors. The Governance Committee has adopted a formal written charter, which is available on the Company’s website at http://www.carolinabank.com. The members of the Governance Committee are “independent” as defined by Nasdaq listing standards.

The Company’s bylaws permit any shareholder entitled to vote at the Annual Meeting to nominate candidates for election to the Board of Directors. Any shareholder nominations must be submitted in writing at least 120 days prior to the meeting of shareholders at which the nominee is to stand for election to the Board of Directors. It is the policy of the Governance Committee to consider all shareholder nominations.

Executive Officers

The following table contains information about certain executive officers of the Company and the Bank.

Name	Age	Position With Company/Bank	Business Experience
Robert T. Braswell	52	Director, President and Chief Executive Officer of the Company and the Bank	President and Chief Executive Officer of the Bank since June 1996

T. Allen Liles	52	Treasurer and Secretary of the Company; Executive Vice President, Chief Financial Officer and Secretary of the Bank	Executive Vice President, Chief Financial Officer and Secretary of the Bank since July 2001; Senior Vice President, Secretary, Treasurer and CFO of American National Bankshares, Inc., Danville, VA from January 1998 to July 2001

Gunnar N. R. Fromen	56	Executive Vice President and Senior Loan Officer of the Bank	Executive Vice President and Senior Loan Officer of the Bank since March 1998

Daniel D. Hornfeck	37	Senior Vice President and Chief Credit Officer of the Bank	Senior Vice President and Chief Credit Officer of the Bank since December, 2003; Vice President and Risk Management Officer, Wachovia Bank, N.A. from June 1995 to December 2003

Executive Compensation

The Bank has entered into employment agreements (the “Employment Agreements”) with Robert T. Braswell, President and Chief Executive Officer of the Bank and the Company (dated May 21, 1996), Gunnar N. R. Fromen, Executive Vice President and Senior Loan Officer (dated September 16, 1998) and T. Allen Liles, Executive Vice President, Chief Financial Officer and Secretary of the Bank and Chief Financial Officer, Treasurer and Secretary of the Company (dated July 24, 2001) to establish their duties and compensation and to provide for their continued employment with the Bank. The Employment Agreements provide for an initial term of employment of three (3) years, with provisions for one (1) year extensions on each anniversary of the date of execution. They also provide that each officer may be terminated for “cause” (as defined in the Employment Agreements) by the Bank, and may otherwise be terminated by the Bank (subject to vested rights) or by each officer.

The Employment Agreements provide for annual base salary to be reviewed by the Board of Directors not less often than annually. In addition, the Employment Agreements provide for discretionary bonuses, participation in other pension and profit-sharing retirement plans maintained by the Bank on behalf of its employees, as well as fringe benefits normally associated with the officers’ respective offices or made available to all other employees.

The Employment Agreements provide that in the event of a “termination event” following a change in control of the Bank (i) the employee shall be able to terminate the agreement and receive 299% of his base amount of compensation; and (ii) the term of the agreement shall be not less than 36 months from the employee’s notice of termination of the agreement. A “termination event” will occur if (i) the employee is assigned any duties or responsibilities that are inconsistent with his position, duties, responsibilities or status at the time of the change in control or with his reporting responsibilities or title with the Bank in effect at the time of the change in control; (ii) the employee’s annual base salary rate is reduced below the annual amount in effect as of the change in control; (iii) the employee’s life insurance, medical or hospitalization insurance, disability insurance, stock option plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans or similar plans or benefits being provided by the Bank to the employee as of the date of the change in control are reduced in their level, scope or coverage, or any such insurance, plans or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Bank who participated in such benefits prior to the change in control; or (iv) the employee is transferred to a location which is an unreasonable distance from his current principal work location, without the employee’s express written consent. A change in control of the Bank will occur if (i) any individual or entity, directly or indirectly, acquires beneficial ownership of voting securities or acquires irrevocable proxies or any combination of voting securities and irrevocable proxies, representing 25% or more of any class of voting securities or the Bank, or acquires control in any manner of the election of a majority of the directors of the Bank; (ii) the Bank is consolidated or merged with or into another corporation, association or entity where the Bank is not the surviving corporation; or (iii) all or substantially all of the assets of the Bank are sold or otherwise transferred to or are acquired by any other corporation, association or other person, entity or group. The Employment Agreements also provide for restrictions on each officer’s right to compete with the Bank for a period of one (1) year after termination of employment. Such noncompete restrictions do not apply if the officer is terminated without cause or after the occurrence of a “termination event” following a change in control.

The following table shows the compensation received or deferred during 2004, 2003 and 2002 by the Company’s or Bank’s executive officers who received compensation in excess of $100,000 during the fiscal year ended December 31, 2004.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Annual Compensation							All Other Compensation(3)
	Year		Salary	Bonus	Other Annual Compensation		Awards Options(2)
Robert T. Braswell, President and Chief Executive Officer of the Company and the Bank	2004 2003 2002		$196,385 177,800 159,039	$79,200 64,298 60,538	— — —	(1) (1) (1)	10,000 12,000 1,500	$12,868 12,521 5,103

Gunnar N. R. Fromen, Executive Vice President and Senior Loan Officer of the Bank	2004 2003 2002		112,667 103,334 99,248	28,597 19,231 19,641	— — —	(1) (1) (1)	5,000 6,000 1,200	5,633 4,520 3,220

T. Allen Liles, Treasurer, Secretary and Chief Financial Officer of the Company and the Bank; Executive Vice President of the Bank	2004 2003 2002		110,500 101,000 95,000	28,050 21,522 23,966	— — —	(1) (1) (1)	5,000 6,000 1,200	7,497 6,086 3,106

Daniel Hornfeck, Senior Vice President and Chief Credit Officer of the Bank	2004 2003	[4]	92,000 5,624	17,745 10,000	— —	(1) (1)	4,500 —	3,450 —

(1)	Aggregate value of benefits received did not exceed 10% of total salary and bonus for the years indicated.

(2)	Adjusted for 20% stock dividend in 2004.

(3)	Consists of 401(k) matching contributions and the value of certain premiums paid by the Company under life insurance arrangements.

(4)	Mr. Hornfeck joined the Company during the fourth quarter of 2003.

Deferred Compensation Plan

The Board of Directors of the Company adopted the Executive Supplemental Retirement Plan, a non-contributory deferred compensation plan, in December 2002. Under the plan, certain key executives who, in the opinion of the Board of Directors, are making substantial contributions to the overall growth and success of the Company and the Bank and who must be retained in order to expand and continue satisfactory long-term growth are eligible to receive benefits afforded by the plan. Under agreements with eligible key executives pursuant to the plan, if any such executive dies or retires while employed by the Company or the Bank, such executive, or his or her designated beneficiary, will receive payments commencing at death or retirement. Vesting occurs at 7.5% per year to a maximum of 75% and then 100% at age 62, with retirement payments beginning at age 65. Messrs. Braswell, Fromen and Liles are eligible to receive retirement benefits under the plan. The Company expensed $71,310 in connection with the Executive Supplemental Retirement Plan during the fiscal year ended 2004.

Stock Options

The shareholders of the Bank ratified the 1997 Incentive Stock Option Plan at the 1997 Annual Meeting of Shareholders (the “ISO Plan”). The ISO Plan originally provided for the issuance of options to purchase up to 94,041 shares (amount adjusted following 10% stock dividends in 2000 and 2001 and a 20% stock dividend in 2004) of the Bank’s common stock. Upon the formation of the Company as the holding company for the Bank during the fourth quarter of 2000, the Company adopted the ISO Plan. All options to purchase shares of the Bank’s common stock outstanding at the time of the Company’s formation were converted into options to purchase shares of the Common Stock of the Company. At the 2003 annual meeting, the shareholders approved an amendment to the ISO Plan that authorized the grant of options on an aggregate of 120,000 additional shares (amount adjusted following 20% stock dividend in 2004) of the Common Stock of the Company. The following table sets forth information regarding options to purchase shares of the Company’s Common Stock that were granted to Messrs. Braswell, Fromen, Liles and Hornfeck under the ISO Plan during the fiscal year ended December 31, 2004.

OPTION GRANTS IN FISCAL YEAR 2004

(INDIVIDUAL GRANTS)

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Value
Robert T. Braswell	10,000	28.9	$13.00	Sept. 21, 2014	-0-
Gunnar N.R. Fromen	5,000	14.5	13.00	Sept. 21, 2014	-0-
T. Allen Liles	5,000	14.5	13.00	Sept. 21, 2014	-0-
Daniel Hornfeck	3,000	8.7	13.28	Jan. 1, 2014	-0-
Daniel Hornfeck	1,500	4.3	13.00	Sept. 21, 2014	-0-

The following table sets forth information regarding option exercises and option values as of the end of the fiscal year ended December 31, 2004.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2004

AND FISCAL YEAR END OPTION VALUES

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2004	Value of Unexercised In-the-Money Options at December 31, 2004[1]
			Exercisable/Unexercisable	Exercisable/Unexercisable
Robert T. Braswell	-0-	-0-	63,683 / -0-	$324,069 /$-0-
Gunnar N.R. Fromen	-0-	-0-	25,228 / -0-	$121,161 /$-0-
T. Allen Liles	-0-	-0-	16,820 / -0-	$69,390 /$-0-
Daniel Hornfeck	-0-	-0-	4,500 / -0-	$5,925 /$-0-

(1)	The Company’s stock price on December 31, 2004 was $14.50 per share.

Transactions with Management

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with certain of the Company’s and the Bank’s directors and executive officers and their associates. All loans included in such transactions were made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features.

Loans made by the Bank to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires, among other things, prior approval of the Board of Directors with any “interested director” not participating, dollar limitations on amounts of certain loans and prohibits any favorable treatment being extended to any director or executive officer in any of the Bank’s lending matters. To the best knowledge of the management of the Company, Regulation O has been complied with in its entirety.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

The Board of Directors has appointed the firm of Cherry, Bekaert & Holland, L.L.P., Certified Public Accountants, as the Company’s independent accountants for 2005, and a proposal to ratify that appointment will be submitted for shareholder approval at the Annual Meeting.

A representative of Cherry, Bekaert & Holland, L.L.P. is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he or she desires to do so.

AUDIT FEES

Category	2004		2003
Audit Fees:	$31,400	(1)	$28,000	(1)
Audit-Related Fees:	—		4,100	(2)
Tax Fees:	3,500	(3)	3,850	(3)
All Other Fees:	4,457	(4)	500	(4)

Total Fees Paid:	$39,357		$36,450

(1)	Includes fees associated with the Company’s annual audit and quarterly reviews.

(2)	Includes fees associated with the review of the Company’s Registration Statement on Form S-8 and certain collateral verification matters.

(3)	Includes fees associated with tax planning, preparation of tax returns, tax research and review of other tax-related documents.

(4)	Includes consultation fees related to the implementation of the Sarbanes-Oxley Act and research associated with the Company’s rabbi trust and stock option plans.

All services rendered by Cherry, Bekaert & Holland, LLP during 2004 and 2003 were subject to pre-approval by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF CHERRY, BEKAERT & HOLLAND, L.L.P. AS THE COMPANY’S INDEPENDENT ACCOUNTANTS FOR 2005.

OTHER MATTERS

The Board of Directors knows of no other business that will be brought before the Annual Meeting. Should other matters be properly presented for action at the Annual Meeting, the Proxies, or their substitutes will be authorized to vote shares represented by appointments of proxy according to their best judgment.

PROPOSALS FOR 2006 ANNUAL MEETING

It is anticipated that the 2006 Annual Meeting will be held on a date during April 2006. Any proposal of a shareholder which is intended to be presented at the 2006 Annual Meeting must be received by the Company at its main office in Greensboro, North Carolina no later than November 18, 2005, in order that such proposal be timely received for inclusion in the proxy statement and appointment of proxy to be issued in connection with that meeting. If a proposal for the 2006 Annual Meeting is not expected to be included in the proxy statement for that meeting, the proposal must be received by the Company by December 31, 2005 for it to be timely received for consideration. The Company will use its discretionary authority for any proposals received thereafter.

SHAREHOLDER COMMUNICATIONS

The Company does not currently have a formal policy regarding shareholder communications with the Board of Directors, however, any shareholder may submit written communications to T. Allen Liles, Secretary and Treasurer, Carolina Bank Holdings, Inc., 2604 Lawndale Drive, Greensboro, North Carolina 27408 whereupon such communications will be forwarded to the Board of Directors as a group or to the individual director or directors addressed.

ADDITIONAL INFORMATION

A COPY OF THE COMPANY’S 2004 ANNUAL REPORT ON FORM 10-KSB WILL BE PROVIDED WITHOUT CHARGE TO ANY SHAREHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING UPON THAT SHAREHOLDER’S WRITTEN REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO T. ALLEN LILES, SECRETARY AND TREASURER, CAROLINA BANK HOLDINGS, INC., 2604 LAWNDALE DRIVE, GREENSBORO, NORTH CAROLINA 27408.

EXHIBIT A

CAROLINA BANK HOLDINGS, INC.

Audit Committee Charter

The Audit Committee is comprised solely of Independent Directors as established by the Governance Committee. The Audit Committee shall be comprised of a minimum of three (3) Independent Directors.

Committee members are financially literate with competency in reviewing financial statements and an understanding of banking industry financial practices. To assure independence of Committee members, neither they nor their businesses may conduct activities with the Bank for which the Committee member may be compensated. Committee members may only be compensated for service as a member of the Board and the Audit Committee.

Each year, the Committee will determine if one or more members of the Board and Committee meet the criteria which has been established by the SEC, applicable stock exchange, or regulatory agencies, to be identified as an audit committee “financial expert” and all will, if qualified, with the individuals consent, be designated as “Audit Committee Financial Experts” and be so identified in the Company’s annual report or as stipulated in regulation or policy.

If no one is designated as a Financial Expert, the Committee will issue a statement for public posting and inclusion in the annual statement as to why no one was so designated.

The Committee Chairman has independent lines of communication with the internal and external auditors.

The Committee operates independent from management and issues regular reports to the Board. The Audit Committee reports at least four times per year to the Board.

Annually, the Committee will establish the Audit Committee budget for the Bank, which is contained as a line item in the Bank’s budget. The Committee will review, and execute the contract for external/independent audit services and will provide oversight of the work of the independent audit firm. The independent auditors report directly to the Audit Committee. The Committee, with the audit firm, will decide the scope of audit, establish all working relationships with the audit firm for all services and assure compliance with all applicable audit regulations. The Committee will review any other proposed services to be provided to the Bank, officers, Directors and related companies by the audit firm to determine that these services do not conflict with auditor independence and regulatory requirements. The audit firm may perform additional duties for the Bank only as stipulated in appropriate regulations. The Committee reviews audit invoices and fees, approves payment, assures that the audit is adequately staffed and that all relationships between the auditors, management, staff and Directors are maintained on a professional basis.

The Committee will receive the report of the audit firm, review the report with the Board and management, and monitor compliance with auditor recommendations.

The internal auditor reports to the Audit Committee for audit purposes only. For personnel management purposes the auditor reports to the CFO of the Bank. The Committee is responsible for hiring, firing, reviewing and compensating the internal auditor. The Committee will oversee the work of the internal auditor and assure that the auditor is competent, is afforded continuing education opportunities, is independent of management and has clear lines of communication with the Audit Chairman and Committee. The internal auditor submits reports and recommendations concerning all audit activities to the Audit Committee. The Committee reports to the Board and monitors compliance with the auditor’s recommendations.

At it’s discretion, the Committee may, as it deems necessary, secure the services of legal or financial advisors to fulfill the Committee’s duties and responsibilities.

The Committee establishes and monitors a procedure for the CEO and CFO to provide to auditors and the Committee certification as to the effectiveness of internal controls and the accuracy of the financial statements.

The Committee establishes and maintains the Company’s “whistleblower” policy and procedure and provides assurance to management and staff that the policy provides meaningful protection for the “whistleblower”. The Committee is responsible for being certain that this policy is communicated to bank staff. Additionally, the Committee establishes and monitors procedures to address public and Shareholder complaints regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Bank concerns regarding questionable accounting or auditing matters.

MARKET FOR THE COMMON STOCK

Our common stock is traded on the Nasdaq SmallCap Market under the symbol “CLBH.” The following table gives the high and low sale prices for the calendar quarters indicated.

	Sales Prices(1)
	High	Low
2003
First Quarter	$9.58	$8.75
Second Quarter	10.75	9.38
Third Quarter	11.97	10.17
Fourth Quarter	13.29	11.17

2004
First Quarter	$13.47	$12.50
Second Quarter	14.10	12.01
Third Quarter	13.50	12.20
Fourth Quarter	15.00	13.00

(1)	Restated for the 6-for-5 stock split effected in the form of a 20% stock dividend in April 2004.

There were approximately 1100 shareholders of our common stock at December 31, 2004.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion is intended to assist in understanding our financial condition and results of operations. Because we have no material operations and conduct no business on our own other than owning our subsidiaries, Carolina Bank and Carolina Capital Trust, and because Carolina Capital Trust has no operations other than the issuance of its trust preferred securities, the discussion contained in this Management’s Discussion and Analysis concerns primarily the business of Carolina Bank. However, for ease of reading and because the financial statements are presented on a consolidated basis, Carolina Bank Holdings and Carolina Bank are collectively referred to herein as “we” or “us,” unless otherwise noted.

Forward-looking Statements

This report contains forward-looking statements with respect to our financial condition and results of operations and business. These forward-looking statements involve risks and uncertainties and are based on our beliefs and assumptions and on information available at the time these statements and disclosures were prepared. Factors that may cause actual results to differ materially from those expected include the following:

•	General economic conditions may deteriorate and negatively impact the ability of our borrowers to repay loans and our depositors to maintain balances.

•	Changes in interest rates could reduce our net interest income.

•	Competitive pressures among financial institutions may increase.

•	Legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses that we are engaged in.

•	New products developed and new methods of delivering products could result in a reduction in our business and income.

•	Adverse changes may occur in the securities market.

Critical Accounting Policies

Our accounting and financial policies are in accordance with accounting principles generally accepted in the United States and conform to general practices in the banking industry. The more critical accounting and reporting policies include our accounting for the allowance for loan losses. Our accounting policies relating to the allowance for loan losses involve the use of estimates and require significant judgment. These estimates are based on our opinion of an amount that is adequate to absorb losses in the existing loan portfolio. The allowance for loan losses is established through a provision for loan losses based on available information including the composition of the loan portfolio, historical loan losses, specific impaired loans, availability and quality of collateral, age of the various portfolios, changes in local economic conditions, and loan performance and quality of the portfolio. Different assumptions used in evaluating the adequacy of our allowance for loan losses could result in material changes in our consolidated financial condition or consolidated financial results of operations. The methodology we employ to determine the allowance for loan losses involves a number of assumptions and estimates about uncertain matters. We periodically review our assumptions and methodology.

Stock Dividend

The Company issued a 6-for-5 stock split effected in the form of a 20% stock dividend in 2004. All per share amounts have been adjusted to retroactively reflect the stock split.

Comparison of Financial Condition

Assets. Our total assets increased by $84.5 million or 37.2% from $227.0 million at December 31, 2003, to $311.5 million at December 31, 2004. During 2004, cash and due from banks and Federal funds sold increased by $13.1 million to $28.4 million while investment securities increased by $18.5 million to $47.6 million. We attempt to maintain adequate liquidity to meet our loan demand and other obligations. Loans increased by $50.9 million or 29.5% during 2004. Carolina Bank, which makes both commercial and retail loans, continues to experience steady loan demand in its primary lending markets, Guilford and Randolph Counties, North Carolina. We plan to continue to grow the loan portfolio in a safe and sound manner. We opened our third full service office off of New Garden Road at Jefferson Village in Greensboro in December 2001 and opened a loan production office in Asheboro in a leased facility in May 2002. The Asheboro loan production office was converted to a full service branch in 2003 and was moved to a new owned facility in 2004.

Liabilities. Total liabilities increased by $83.0 million or 40.0% from $207.4 million at December 31, 2003, to $290.4 million at December 31, 2004. Deposits increased by $74.6 million during 2004 as time and money market balances grew while non-interest bearing demand deposits declined. We plan to continue our efforts to gain deposits through quality service, convenient locations, and competitive pricing. The opening of the Jefferson Village office in late 2001 and the construction of a new Asheboro full service office in 2004 were designed to enhance customer convenience and related deposit gathering activities. While deposit growth is an ongoing goal, wholesale sources of funding such as Federal Home Loan Bank advances and repurchase borrowings, may be utilized where cost beneficial and when necessary to meet liquidity requirements. We had approximately $34.6 million in time deposits from other depository institutions and $17.0 million brokered time deposits at December 31, 2004.

Stockholders’ equity. Our total stockholders’ equity increased $1.6 million at December 31, 2004 to $21.1 million from $19.6 million at December 31, 2003 due to an increase in retained earnings, and exercise of stock options, partially offset by a decrease in accumulated other comprehensive income due to a decline in the value of investment securities available-for-sale.

Asset Quality

Our non-performing assets, composed of foreclosed real estate, non-accrual loans and restructured loans, totaled $1,787,000 at December 31, 2004, compared to $354,000 at December 31, 2003. Non-performing assets, as a percentage of total assets, were .57% and .16% at December 31, 2004 and 2003, respectively. There were $0 and $33,000 loans 90 days or more past due and still accruing interest at December 31, 2004 and 2003, respectively. Foreclosed real estate was $857,000 and $126,000 at December 31, 2004 and 2003, respectively. Net loan charge-offs totaled $111,000 and $203,000 for the years ended December 31, 2004 and 2003, respectively.

The increase in non-performing assets at December 31, 2004 reflects an increase in non-accrual loans and the addition of several residential foreclosed properties during 2004. The trend toward higher non-performing assets will likely increase as we grow and as our loan portfolio matures. Net loan charge-offs declined during 2004 as losses on problem loans were contained.

Liquidity and Capital Resources

The objective of our liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for expansion. Liquidity management addresses our ability to meet deposit withdrawals on demand or at contractual maturity, to repay borrowings as they mature, and to fund new loans and investments as opportunities arise.

Our primary sources of internally generated funds are principal and interest payments on loans receivable and cash flows generated from operations. External sources of funds include increases in deposits, repurchase agreements, federal funds purchased from banks and advances from the Federal Home Loan Bank of Atlanta.

Carolina Bank is required under applicable federal regulations to maintain specified levels of liquid investments in qualifying types of investments. Cash and due from banks, federal funds sold, and investment securities available-for-sale are the primary liquid assets of Carolina Bank. We regularly monitor Carolina Bank’s liquidity position to ensure its liquidity is sufficient to meet its needs.

We are subject to various regulatory capital requirements administered by the banking regulatory agencies. Failure to meet minimum capital requirements can initiate mandatory and possibly discretionary actions by the regulators that, if undertaken, could have a direct material effect on our financial condition. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Our capital amounts and classifications are subject to qualitative judgments by the regulators about components, risk-weightings, and other factors. As of December 31, 2004 and 2003, our levels of capital exceeded all applicable regulatory requirements.

Results of Operations for the Years ended December 31, 2004 and 2003

General. We had net income for the year ended December 31, 2004 of $1,633,000 or $.71 per diluted share, compared to net income for the year ended December 31, 2003 of $1,150,000 or $.51 per diluted share. Net interest income, the difference between interest earned on interest-earning assets and interest incurred on interest-bearing liabilities, was $8.3 million in 2004 compared to $6.3 million in 2003, an increase of 32.8%. Non-interest income, principally service charges and fees, mortgage banking income, securities gains, increase in cash value of life insurance, less losses on repossessed assets amounted to $1,263,000 in 2004 and $1,354,000 in 2003, a decrease of 6.7%. A decline in mortgage banking income and securities gains accounted for the decline in non-interest income. Our provision for loan losses was $769,000 and $692,000 in 2004 and 2003, respectively. We incurred non-interest expense of $6.3 million in 2004 and $5.2 million in 2003. The increase in non-interest expense of $1.1 million or 21.9% was largely the result of increased growth. Income taxes increased $266,000, or 46.3%, in 2004 to $840,000 because income before income taxes increased by 43.5% in 2004.

Net interest income. Net interest income is the amount of interest earned on interest-earning assets such as loans, investments, federal funds sold and deposits in other financial institutions less the interest expense incurred on interest-bearing liabilities such as interest-bearing deposits and borrowed money. Net interest income is the principal source of our earnings. Net interest income is affected by the general level of interest rates and the volumes and mix of interest-earning assets and interest-bearing liabilities.

For the year ended December 31, 2004, net interest income increased by $2.0 million or 32.8% to $8.3 million from $6.3 million for the year ended December 31, 2003. The increase in net interest income was attributable to growth in all aspects of our business. Average interest-earning assets were approximately $242.1 million in 2004 compared to $189.5 million in 2003, an increase of $52.6 million or 27.8%. We experienced significant loan and deposit growth during 2004 with average loans up $45.7 million or 30.1% and average deposits increasing $41.2 million or 27.7% from 2003.

The net yield on interest-earning assets increased by .13% to 3.43% in 2004 from 3.30% in 2003. The interest rate spread increased by .16% to 3.18% in 2004 from 3.02% in 2003. The increases in yields and interest rate spread in 2004 from 2003 occurred because our loan yield increased while our yield on time certificates and other borrowing declined during 2004. A majority of our loans adjust with the prime rate, which rose in 2004, while certificates of deposit, which generally adjust at maturity, lag the loan adjustments.

The table below provides a detailed analysis of the effective yields and rates on the categories of interest-earning assets and interest-bearing liabilities for the years ended December 31, 2004 and 2003.

Net Interest Income and Average Balance Analysis

	For the Year Ended December 31,
	2004			2003
	Average Balance (1.)	Interest Inc./Exp.	Average Yield/Cost	Average Balance (1.)	Interest Inc./Exp.	Average Yield/Cost
	(Dollars in thousands)
Interest-earning assets
Interest bearing deposits	$1,120	$17	1.52%	$1,116	$12	1.08%
Federal funds sold	9,072	141	1.55%	7,211	79	1.10%
Taxable Investments	34,519	1,292	3.74%	29,453	1,244	4.22%
Loans	197,384	11,325	5.74%	151,733	8,509	5.61%

Interest-earning assets	242,095	12,775		189,513	9,844
Interest-earning assets			5.28%			5.19%

Non interest-earning assets	13,279			12,037

Total assets	$255,374			$201,550

Interest-bearing liabilities
Interest checking	$8,610	17	0.20%	$6,721	15	0.22%
Money market and savings	42,321	641	1.51%	47,000	689	1.47%
Time certificates and IRAs	138,774	3,220	2.32%	94,792	2,392	2.52%
Other borrowings	22,638	582	2.57%	16,677	488	2.93%

Total interest-bearing liabilities	212,343	4,460		165,190	3,584
Cost on average
Interest-bearing liabilities			2.10%			2.17%

Non-interest-bearing liabilities
Demand deposits	21,659			16,816
Other liabilities	942			696

Total non-interest-bearing liabilities	22,601			17,512

Total liabilities	234,944			182,702
Stockholders’ equity	20,430			18,848

Total liabilities and equity	$255,374			$201,550
Net interest income		$8,315			$6,260

Net yield on average interest-earning assets			3.43%			3.30%

Interest rate spread			3.18%			3.02%

(1.)	Average balances are computed on a daily basis.

Rate/Volume analysis of net interest income. The effect of changes in average balances (volume) and rates on interest income, interest expense and net interest income for the period indicated is shown below. The effect of a change in the average balance has been determined by applying the average rate in the earlier period to the change in average balance in the later period, as compared with the earlier period. The effect of a change in the average rate has been determined by applying the average balance in the earlier period to the change in the average rate in the later period as compared with the earlier period. Changes resulting from average balance/rate variances have been allocated between volume and rate on a proportional basis.

Rate / Volume Variance Analysis

	Year Ended December 31, 2004 vs. 2003
	Interest Increase (Decrease)	Increase (Decrease) Due To Change in
		Rate	Volume
	(Dollars in thousands)
Interest-Earning Assets:
Interest-Earning Deposits	$5	$5	$—
Federal Funds Sold	62	23	39
Taxable Investments	48	200	(152)
Loans	2,816	2,615	201

Total Interest-Earning Assets	2,931	2,843	88
Interest-Bearing Liabilities
Interest Checking	2	4	(2)
Money Market and Savings	(48)	(71)	23
Time Certificates and IRAs	828	1,034	(206)
Other Borrowings	94	158	(64)

Total Interest-Bearing Liabilities	876	1,125	(249)

Net Interest Income	$2,055	$1,718	$337

During the year 2004, the improvement in net interest income over 2003 was primarily the result of growth in assets and liabilities. The overall rate adjustment also had a positive impact on net interest income as the rate on interest-bearing liabilities declined while the rate on interest-bearing assets increased.

Provision for loan losses. The allowance for loan losses, established through charges to expense in the form of a provision for loan losses, allows for known and expected loan losses in our loan portfolio. The provision for loan losses increased in 2004 to $769,000 from $692,000 in 2003. The level of the allowance for loan losses is based on our estimate as to the amount required to maintain an allowance adequate enough to provide for known and expected losses. We consider, among other things, nonperforming loans, delinquencies, collateral values and general economic conditions when assessing the adequacy of the allowance. The allowance for loan losses was $2.8 million or 1.26% of loans and $2.2 million or 1.25% of loans at December 31, 2004 and 2003, respectively. Charge-offs, net of recoveries, were approximately $111,000 and $203,000 during 2004 and 2003, respectively.

The following table describes the activity relating to our allowance for loan losses for the periods and years indicated:

Analysis of the Allowance for Loan Losses

	At or for the Year Ended December 31
	2004	2003
	(Dollars in thousands)
Beginning Balance	$2,150	$1,661
Provision for loan losses	769	692
Charge-Offs:
Commercial	(23)	(8)
Real Estate	(46)	(92)
Consumer	(62)	(111)

Total	(131)	(211)
Recoveries:	—	—
Commercial	—	8
Real Estate	15
Consumer	5	—

Ending Balance	$2,808	$2,150

Non-interest income. Other income consists principally of service charges and fees, mortgage banking income, securities gains, and increase in cash value of life insurance. Total other income for 2004 was $1,263,000 compared to $1,354,000 in 2003, a decrease of $91,000 or 6.7%. Growth in customers, partially offset by a tighter overdraft policy, resulted in a 3.0% jump in service charges to $784,000 in 2004 from $761,000 in 2003. Mortgage banking income, which represents fees earned from the origination of mortgage loans for others, declined 40.6% to $243,000 in 2004 from $409,000 in 2003. The significant decline in mortgage banking income in 2004 resulted primarily from less home mortgage refinancing by borrowers. There was an absence of securities gains in 2004, which were $53,000 in 2003. Other non-interest income included $176,000 and $177,000 from the increase in cash value of life insurance in 2004 and 2003, respectively. Other income also included $51,000 and $108,000 from the sale of non-deposit investment products in 2004 and 2003, respectively.

Non-interest expenses. Non-interest expenses were $6.3 million in 2004 compared to $5.2 million in 2003, an increase of $1.1 million or 21.9%. Additional full time personnel were hired to staff a new full service owned facility in Asheboro in 2004 to replace the former leased office and to support our growth in other areas. Advertising and promotion increased by 59.7% to $305,000 in 2004 from $191,000 in 2003 to support the substantial growth of loans and deposits. We closely monitor non-interest expenses but expect additional increases in 2005 to support growth in assets and liabilities and to comply with the internal control assessments required by the Sarbanes-Oxley Act of 2002.

Income taxes. Income tax expense amounted to $840,000, or 34.0% of income before income taxes in 2004, and $574,000, or 33.3% of income before income taxes in 2003.

Financial condition. Total assets were $311.5 million at December 31, 2004, an increase of $84.5 million or 37.2% over total assets of $227.0 million at December 31, 2003. Nearly all major asset categories of loans, investments, and other assets increased over prior year amounts. Funding for the asset growth came primarily from an increase in deposits, advances from Federal Home Loan Bank, and junior subordinated debentures. We have continued our aggressive promotion and pricing of deposit products in order to establish and build market share. We regularly evaluate our deposit product offerings and attempt to meet the needs of all types of customers through both new products and modifications to existing products. We had approximately $34.6 million in deposits from other depository institutions and $17.0 million of brokered deposits at December 31, 2004.

The majority of our asset growth continues to occur in the loan portfolio. Total loans outstanding increased $50.9 million or 29.5% from $172.6 million at December 31, 2003 to $223.5 million at December 31, 2004. We believe our targeted marketing efforts, experienced lenders, local decision making, and emphasis on personal relationships and superior customer service have been key drivers of the loan growth. Approximately 77.8% of our loans at December 31, 2004 were secured by some form of real estate. At December 31, 2004 loans secured by one-to-four family residential properties comprised 19.8% of our loan portfolio while nonresidential properties, construction loans and multifamily residential properties comprised 35.3%, 16.3% and 6.4% of our loan portfolio, respectively. Another 19.3% were commercial loans with the balance in consumer and other loans.

Asset quality is a primary concern. A thorough credit analysis is made of each loan before it is made. Experienced lenders and a credit administrator review the loan’s structure including terms, rate, collateral and repayment sources in addition to adherence to our lending policy. On an ongoing basis, a risk rating program and other credit administration tools are utilized to monitor loans and overall asset quality. Nonperforming loans amounted to approximately $930,000 or .42% of loans outstanding and $228,000 or .13% of loans outstanding at December 31, 2004 and 2003, respectively. Our allowance for loan losses was 1.26% and 1.25% of loans outstanding at December 31, 2004 and 2003, respectively. Net loan charge-offs were .13% and .32% of average loans during 2004 and 2003, respectively.

Investment securities increased to $47.6 million at December 31, 2004 from $29.1 million at December 31, 2003, an increase of 63.7%. Our investment securities portfolio consists primarily of U.S. government agency securities and mortgage-backed securities issued by the U.S. government and quasi U.S. government agencies. Approximately 90.0% of the investment securities at December 31, 2004 were classified as available for sale and were recorded at market value. Changes in market value are reflected as a separate component of stockholders’ equity. We do not engage in the practice of trading securities.

Other assets consist of interest receivable on loans and investments, prepaid expenses, deferred tax assets, real estate owned and cash value of life insurance. The increase in other assets of $2.2 million to $8.3 million at December 31, 2004 from $6.1 million at December 31, 2003 resulted from growth in primarily all the aforementioned categories. Real estate owned increased to $857,000 at December 31, 2004 from $126,000 at December 31, 2003 as several problem residential loans were foreclosed upon in 2004.

We opened for business on November 26, 1996 and have not paid any cash dividends to our stockholders. In April 2004, a 6-for-5 stock split effectuated in the form of a 20% stock dividend was paid to stockholders of record. Stock dividends of 10% were also paid in both 2001 and 2000. Certain reclassifications were made to common stock from other equity accounts to record the stock dividends.

Liquidity. The objective of our liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for expansion. Liquidity management addresses our ability to meet deposit withdrawals on demand or at contractual maturity, to repay borrowings as they mature, and to fund new loans and investments as opportunities rise.

Our primary sources of internally generated funds are principal and interest payments on loans receivable and cash flows generated from operations. External sources of funds include increases in deposits, repurchase agreements, federal funds purchased from banks, advances from the Federal Home Loan Bank of Atlanta and subordinated debt.

Carolina Bank is required under applicable federal and state regulations to maintain specified levels of liquid investments in qualifying types of investments. Cash and due from banks, federal funds sold, and investment securities available for sale are the primary liquid assets of Carolina Bank. We regularly monitor Carolina Bank’s liquidity position to ensure its liquidity is sufficient to meet its needs.

Investment Portfolio. At December 31, 2004 and 2003, our investment portfolio comprised approximately 15.3% and 12.8% of total assets, respectively.

The following table summarizes the carrying value amounts of securities at the dates indicated. Available-for-sale securities are reported at estimated fair value and held to maturity securities are reported at amortized cost.

Analysis of Investment Securities

Amortized Cost and Market Values

	At December 31,
	2004		2003
	Amortized Cost	Market Value	Amortized Cost	Market Value
	(Dollars in thousands)
Available for Sale
US agency securities	$27,957	$27,838	$6,167	$6,129
Mortgage-backed securities	13,022	13,083	15,808	15,956
Trust preferred stock	750	759	750	758
Restricted stock	1,355	1,355	876	876

	43,084	43,035	23,601	23,719

Held to Maturity
US agency securities	1,796	1,773	1,795	1,774
Mortgage-backed securities	2,770	2,741	3,568	3,550

	4,566	4,514	5,363	5,324

Total	$47,650	$47,549	$28,964	$29,043

The following table presents maturities and weighted average yields of debt securities at the date indicated.

Analysis of Investment Securities

	At December 31, 2004
	Due One Year or Less	One Year Through Five Years	Five Years Through Ten Years	Due After Ten Years	Total	Market Value
	(Dollars in thousands)
Investment Securities
US agency securities	$—	$29,753	$—	$—	$29,753	$29,611
Mortgage-backed securities	—	209	6,649	8,934	15,792	15,824
Trust preferred securities	—	—	—	750	750	759

Total	$—	$29,962	$6,649	$9,684	$46,295	$46,194

Weighted Average Yields
US agency securities	—	3.12%	—	—	3.12%
Mortgage-backed securities	—	5.81%	3.77%	4.81%	4.38%
Trust preferred securities	—	—	—	5.08%	5.08%

	—	3.13%	3.77%	4.83%	3.58%

Loan Portfolio. We believe the loan portfolio is adequately diversified. There are no significant concentrations of loans to any particular individuals or industry, or group of related individuals or industries. There are no foreign loans. The following table presents, at the dates indicated, the composition of our loan portfolio by loan type:

Analysis of Loans

	At December 31,
	2004		2003
	Amount	Percent	Amount	Percent
		(Dollars in thousands)
Loans Secured by Real Estate:
Construction and Land Development	$36,386	16.28%	$24,926	14.44%
1-4 Family Residential Properties	44,325	19.83%	34,940	20.25%
Multifamily Residential Properties	14,164	6.34%	12,030	6.97%
Nonfarm Nonresidential Properties	78,909	35.31%	63,895	37.03%

Total Loans Secured by Real Estate	173,784	77.77%	135,791	78.69%
Commercial and Industrial Loans	43,132	19.30%	29,156	16.89%
Consumer	4,955	2.22%	6,445	3.73%
All Other Loans	1,599	0.71%	1,183	0.69%

Total Loans	$223,470	100.00%	$172,575	100.00%

The table that follows shows the loan portfolio at December 31, 2004 by loan type, maturity and whether the interest rate is fixed or variable.

Analysis of Certain Loan Maturities

As of December 31, 2004

	Real Estate		Consumer		Commercial & Other		Total
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Due within one year:	$55,262	31.80%	$2,229	44.98%	$20,492	45.81%	$77,983	34.90%
Due after one year through five years:
Fixed Rate	23,971	13.79%	1,502	30.31%	4,584	10.25%	30,057	13.45%
Variable Rate	59,732	34.37%	1,037	20.93%	16,054	35.89%	76,823	34.38%

	83,703	48.16%	2,539	51.24%	20,638	46.14%	106,880	47.83%
Due after five years:
Fixed Rate	7,997	4.60%	162	3.27%	185	0.41%	8,344	3.73%
Variable Rate	26,822	15.43%	25	0.50%	3,416	7.64%	30,263	13.54%

	34,819	20.04%	187	3.77%	3,601	8.05%	38,607	17.28%

	$173,784	100.00%	$4,955	100.00%	$44,731	100.00%	$223,470	100.00%

A certain degree of risk is inherent in the extension of credit. We have established loan and credit policies designed to control both the types and amounts of risks assumed and to ultimately minimize credit losses. Such policies include limitations on loan-to-collateral values for various types of collateral, requirements for appraisals of certain real estate collateral, problem loan management practices and collection procedures, and non-accrual and charge-off guidelines.

Loans secured by real estate mortgages comprised 77.8% and 78.7% of our loan portfolio at December 31, 2004 and 2003, respectively. Residential real estate loans consist mainly of first and second mortgages on single-family homes. Loan-to-value ratios for these loans are generally limited to 90% for second mortgages and 85% for first mortgages, unless private mortgage insurance is obtained. Nonresidential loans are secured by business and commercial properties with loan-to-value ratios generally limited to 80%. The repayment of both residential and nonresidential real estate loans is dependent primarily on the income and cash flows of the borrowers with the real estate serving as a secondary source of repayment. Real estate construction loans generally consist of financing of commercial real estate projects and some one-to-four family dwellings. Usually the loan-to-cost ratios are limited to 80% and permanent financing commitments are required prior to advancing loan proceeds.

Commercial loans primarily represent loans to businesses and may be made on either a secured or unsecured basis. Commercial lending involves risk because repayment usually depends on the cash flows generated by a borrower’s business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions. To manage this risk, initial and continuing financial analysis of a borrower’s financial information is generally required.

Allowance for loan losses. The allowance for loan losses is increased by direct charges to operating expense. Losses on loans are charged against the allowance in the period in which management has determined that such loans have become uncollectible. Recoveries of previously charged-off loans are credited to the allowance.

In reviewing the adequacy of the allowance each quarter and at year end, we consider our loan loss experience, current economic conditions affecting borrowers’ ability to repay, the volume of loans, trends in loan delinquencies, non-accruing and potential problem loans, and the quality of the collateral securing nonperforming and problem loans. We apply a consistent methodology that utilizes, among other things, a loan risk rating system and detailed loan reviews. Regulators review the adequacy of the allowance for loan losses as part of their periodic examinations and may require adjustments to the allowance based upon information available to them at the time of their examination. A summary of our loan loss experience for the years ended December 31, 2004 and 2003 was presented earlier.

The following table presents the allocation of the allowance for loan losses at December 31, 2004 and 2003, compared with the percent of loans in the applicable categories of total loans.

Allocation of the Allowance for Loan Losses

	At December 31,
	2004		2003
	Amount	% Loans in Each Category	Amount	% Loans in Each Category
	(Dollars in thousands)
Balance at end of period applicable to:
Commercial	$777	19.30%	$481	16.89%
Real Estate	1,914	77.77	1,397	78.69
Consumer	65	2.22	158	3.73
All Other Loans	52	0.71	114	0.69

Total	$2,808	100.00%	$2,150	100.00%

Non-performing loans. When a loan is past due 90 days as to interest or principal or there is serious doubt as to collectibility, the accrual of interest is generally discontinued unless the estimated fair value of the collateral is sufficient to assure the collection of the principal balance and accrued interest. A non-accrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed. The following table sets forth information on non-accrual loans, restructured loans, total nonperforming loans, and nonperforming assets at the dates indicated:

Non-Performing Assets

	At December 31,
	2004	2003
	(Dollars in thousands)
Nonaccrual loans	$882	$228
Restructured loans	48	—

Total nonperforming loans	930	228
Real estate owned	857	126

Total nonperforming assets	$1,787	$354

Accruing loans past due 90 days or more	$—	$33
Allowance for loan losses	2,808	2,150
Nonperforming loans to period end loans	0.42%	0.13%
Allowance for loan losses to nonperforming loans	301.94%	942.98%
Nonperforming assets to total assets	0.57%	0.16%

Deposits. The maturity distribution of time deposits of $100,000 or more at December 31, 2004 and 2003 is presented below. Such deposits may be more volatile and interest rate sensitive than other deposits.

Certificates of Deposit in Amounts of $100,000 or More

	At December 31,
Remaining maturity:	2004	2003
	(Dollars in thousands)
Three months or less	$10,029	$10,034
Over three through six months	14,926	28,844
Over six through twelve months	31,542	5,458
Over twelve months	12,001	1,087

	$68,498	$45,423

Interest rate sensitivity. Interest rate sensitivity management is concerned with the timing and magnitude of re-pricing assets compared to liabilities and is a part of asset/liability management. It is the objective of interest rate sensitivity management to generate stable growth in net interest income, and to control the risks associated with interest rate movements. We began actively measuring interest rate risk during the last half of 2001 using simulation analysis. Simulation analysis and past history indicate, in the absence of growth or changes in the mix of assets and liabilities, that our net interest income generally increases when short-term interest rates rise and declines when short-term interest rates fall. The table below reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their re-pricing or maturity dates. Investment security prepayments and calls are estimated based on current interest rates and could vary significantly if interest rates change. Fixed rate loans are reflected at their contractual maturity date and variable loans are reflected when the loans may be re-priced contractually. Interest-bearing liabilities with no contractual maturity, such as interest-bearing transaction accounts and savings deposits are reflected in the earliest re-pricing interval due to contractual arrangements which give management or the customer the opportunity to vary rates paid on these deposits within a thirty day or shorter period. The interest rate sensitivity of our assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

	Repricing Schedule as of December 31, 2004
	0-90 Days	91-365 Days	More than 1 Year to 3 Years	Over 3 Years	Total
	(Dollars in Thousands)
Interest-Earning Assets
Interest-Bearing Deposits	$49	$—	$—	$—	$49
Federal Funds Sold	25,846	—	—	—	25,846
Investment Securities	1,722	2,986	32,598	10,344	47,650
Loans	180,715	3,649	11,928	26,296	222,588

Total	208,332	6,635	44,526	36,640	296,133

Interest-Bearing Liabilities
Savings, NOW and Money Market	87,968	—	—	—	87,968
Time Deposits	28,837	98,161	22,031	2,742	151,771
Federal Home Loan Bank Advances	13,516	52	146	4,654	18,368
Securities sold under agreements to repurchase	2,472	—	—	—	2,472
Trust preferred securities	10,310	—	—	—	10,310

Total	143,103	98,213	22,177	7,396	270,889

Interest Sensitive Gap	$65,229	$(91,578)	$22,349	$29,244	$25,244

Cumulative Gap	$65,229	$(26,349)	$(4,000)	$25,244	$25,244

Ratio of Interest-Sensitive Assets to Interest-Sensitive Liabilities	145.58%	6.76%	200.78%	495.40%	109.32%

Cumulative Ratio of Interest-Sensitive Assets to Interest-Sensitive Liabilities	145.58%	89.08%	98.48%	109.32%	109.32%

Return on equity and assets. The following table shows the return on assets (net income divided by average total assets), return on equity (net income divided by average equity), cash dividend payout ratio (cash dividends declared divided by net income), and equity to asset ratio (average equity divided by average total assets) for each period indicated.

	For the Year Ended December 31,
	2004	2003
Return on Average Assets	0.64%	0.57%
Return on Average Stockholders’ Equity	7.99%	6.10%
Dividend Payout Ratio	—	—
Average Stockholders’ Equity as a Percentage of Average Assets	8.00%	9.35%

Capital resources. We and Carolina Bank are subject to various regulatory capital adequacy standards. Under these standards, financial institutions are required to maintain minimum ratios of capital to risk-weighted assets and average total assets. We and Carolina Bank exceeded all minimum capital requirements and met the requirements to be categorized as “well capitalized” at December 31, 2004 and 2003. On December 29, 2004, we issued $10.3 million in junior subordinated debentures, of which $3.1 million was used to payoff an existing junior subordinated debenture. The $7 million net new subordinated debentures qualify as regulatory capital for us, and $5 million of the net proceeds was reinvested in Carolina Bank to increase the Bank’s capital.

Inflation. Since our assets and liabilities are primarily monetary in nature, our performance is more affected by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not necessarily be the same.

While the effect of inflation on a financial institution is normally not as significant as is its influence on those businesses which have large investments in plant and inventories, it does have an effect. During periods of high inflation, there are normally corresponding increases in the money supply, and financial institutions will normally experience above average growth in assets, loans and deposits. Also, general increases in the prices of goods and services will result in increased operating expenses.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Carolina Bank Holdings, Inc. and Subsidiaries

Greensboro, North Carolina

We have audited the accompanying consolidated balance sheets of Carolina Bank Holdings, Inc. and Subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Carolina Bank Holdings, Inc. and Subsidiary at December 31, 2004 and 2003 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Cherry, Bekaert & Holland, L.L.P.

Greensboro, North Carolina

February 17, 2005

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2004 and 2003

	2004	2003
	(in thousands)
Assets
Cash and due from banks	$2,873	$3,503
Federal funds sold	25,536	11,817
Securities available-for-sale, at fair value	43,035	23,719
Securities held-to-maturity, (market value of $4,514 in 2004 and $5,324 in 2003)	4,566	5,363
Loans	223,470	172,575
Less allowance for loan losses	(2,808)	(2,150)

Net loans	220,662	170,425
Premises and equipment, net	6,588	6,131
Other assets	8,277	6,053

Total assets	$311,537	$227,011

Liabilities and Stockholders’ Equity
Deposits
Non-interest bearing demand	$18,416	$21,374
NOW, money market and savings	87,968	48,911
Time	151,771	113,284

Total deposits	258,155	183,569
Securities sold under agreements to repurchase	2,472	3,516
Advances from the Federal Home Loan Bank	18,368	15,934
Junior subordinated debentures	10,310	3,100
Other liabilities and accrued expenses	1,112	1,328

Total liabilities	290,417	207,447

Stockholders’ equity
Common stock, $1 par value; authorized 20,000,000 shares; issued and outstanding 2,252,739 in 2004 and 1,873,563 in 2003	2,253	1,874
Additional paid-in capital	15,896	16,241
Retained earnings	3,004	1,371
Accumulated other comprehensive income	(33)	78

Total stockholders’ equity	21,120	19,564

Commitments (note 12)
Total liabilities and stockholders’ equity	$311,537	$227,011

See accompanying notes to consolidated financial statements.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Income

For the years ended December 31, 2004, 2003 and 2002

	2004	2003	2002
	(in thousands, except per share data)
Interest income
Loans	$11,325	$8,508	$7,577
Investment securities, taxable	1,292	1,245	1,403
Interest from federal funds sold	141	79	74
Other	17	12	31

Total interest income	12,775	9,844	9,085

Interest expense
NOW, money market, savings	658	704	1,097
Time deposits	3,220	2,392	2,496
Other borrowed funds	582	487	558

Total interest expense	4,460	3,583	4,151

Net interest income	8,315	6,261	4,934
Provision for loan losses	769	692	685

Net interest income after provision for loan losses	7,546	5,569	4,249

Non-interest income
Service charges	784	761	534
Mortgage banking income	243	409	276
Securities gains, net	—	53	20
Repossessed asset losses and writedowns	—	(153)	(29)
Other	236	284	101

Total non-interest income	1,263	1,354	902

Non-interest expense
Salaries and benefits	3,270	2,826	2,267
Occupancy and equipment	816	726	596
Professional fees	638	393	337
Outside data processing	452	357	262
Advertising and promotion	305	191	215
Stationery, printing and supplies	334	280	246
Other	521	426	315

Total non-interest expense	6,336	5,199	4,238

Income before income taxes	2,473	1,724	913
Income tax expense	840	574	312

Net income	$1,633	$1,150	$601

Net income per common share
Basic	$0.73	$0.52	$0.47

Diluted	$0.71	$0.51	$0.46

See accompanying notes to consolidated financial statements.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders’ Equity

For the years ended December 31, 2004, 2003 and 2002

	Total	Common Stock	Additional Paid-In Capital	Stock in Directors Rabbi Trust	Directors Deferred Fees Obligation	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income
	(in thousands)
Balance, December 31, 2001	$9,591	$1,033	$8,886	$—	$—	$(380)	$52
Comprehensive income
Net income	601	—	—	—	—	601	—
Other comprehensive income -
Unrealized gain on securities available for sale, net of tax	245	—	—	—	—	—	245

Comprehensive income	846
Stock offering	7,825	805	7,020	—	—	—	—
Exercised options	83	9	74	—	—	—	—

Balance, December 31, 2002	$18,345	$1,847	$15,980	$—	$—	$221	$297

Comprehensive income
Net income	1,150	—	—	—	—	1,150	—
Other comprehensive income -
Unrealized loss on securities available for sale, net of tax	(219)	—	—	—	—	—	(219)

Comprehensive income	931
Exercised options	288	27	261	—	—	—	—

Balance, December 31, 2003	$19,564	$1,874	$16,241	$—	$—	$1,371	$78

Comprehensive income
Net income	1,633	—	—	—	—	1,633	—
Other comprehensive income -
Unrealized loss on securities available for sale, net of tax	(111)	—	—	—	—	—	(111)

Comprehensive income	1,522
Directors Deferred Fees	—	—	—	(223)	223	—	—
Exercised options	34	4	30	—	—	—	—
20% stock dividend	—	375	(375)	—	—	—	—

Balance, December 31, 2004	$21,120	$2,253	$15,896	$(223)	$223	$3,004	$(33)

See accompanying notes to consolidated financial statements.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

For the years ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Cash flows from operating activities	(in thousands)
Net income	$1,633	$1,150	$601
Adjustments to reconcile net income to net cash provided by operating activities
Provision for loan losses	769	692	685
Depreciation	332	267	236
Deferred income tax (benefit)	(258)	(159)	(98)
Amortization, net	89	(10)	55
(Gain) on sale of securities available for sale	—	(53)	(20)
Provision for loss on repossessed assets	—	147	29
Loss on sale of repossessed assets	—	6	—
Decrease (increase) in other assets	(1,701)	(592)	115
Increase (decrease) in accrued expenses and other liabilities	(216)	9	630

Net cash provided by operating activities	648	1,457	2,233

Cash flows from investing activities
Purchases of investment securities available for sale	(25,967)	(33,124)	(18,005)
Purchases of investment securities held to maturity	—	(4,451)	(2,030)
Maturities and calls of securities available for sale	2,711	29,225	13,889
Repayments from mortgage-backed securities available for sale	3,708	6,252	2,811
Repayments from mortgage-backed securities held to maturity	774	2,321	937
Origination of loans, net of principal collected	(51,006)	(39,625)	(25,331)
Additions to premises and equipment	(789)	(1,071)	(219)
Sales of securities available for sale	—	1,282	—
Proceeds from sales of repossessed assets	—	496	—
Purchase of bank owned life insurance	—	(1,199)	(2,958)

Net cash (used for) investing activities	(70,569)	(39,894)	(30,906)

Cash flows from financing activities
Net increase in deposits	74,586	28,691	30,223
Borrowings from Federal Home Loan Bank	26,500	17,890	11,600
Repayments to Federal Home Loan Bank	(24,066)	(10,547)	(11,010)
(Decrease) in securities sold under agreements to repurchase	(1,044)	(222)	(1,843)
Proceeds from stock offering	—	—	7,825
Proceeds from exercised stock options	34	254	83
Proceeds from subordinated debentures	10,000	—	—
Repayment of subordinated debentures	(3,000)	—	—

Net cash provided by financing activities	83,010	36,066	36,878

Net increase (decrease) in cash and cash equivalents	13,089	(2,371)	8,205
Cash and cash equivalents at beginning of period	15,320	17,691	9,486

Cash and cash equivalents at end of period	$28,409	$15,320	$17,691

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$4,186	$3,428	$4,188

Cash paid during the year for income taxes	$1,100	$812	$220

Supplemental disclosure of non-cash transactions
Transfer of loans to foreclosed assets	$731	$126	$648

See accompanying notes to consolidated financial statements.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2004 and 2003

Note 1 - Summary of significant accounting policies

Carolina Bank Holdings, Inc. (the “Holding Company”) is a North Carolina corporation organized in 2000. On August 17, 2000 pursuant to the plan of exchange approved by the shareholders of Carolina Bank (the “Bank”), all of the outstanding shares of common stock of the Bank were exchanged for shares of common stock of the Holding Company. The Holding Company presently has no employees.

The Bank was incorporated on August 20, 1996, and began banking operations on November 25, 1996. It is engaged in lending and deposit gathering activities in Guilford and Randolph Counties, North Carolina and operates under the laws of North Carolina, the Rules and Regulations of the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks. The Bank has three locations in Greensboro, North Carolina and a branch office in Asheboro, North Carolina.

The following is a description of the significant accounting and reporting policies that the Holding Company and Subsidiary (collectively the “Company”) follows in preparing and presenting their financial statements.

(a)	Basis of presentation and consolidation

The consolidated financial statements include the accounts of the Holding Company and its wholly-owed subsidiary, the Bank. All significant inter-company balances and transactions have been eliminated in consolidation.

(b)	Use of estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts in the financial statements and accompanying notes . Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses.

(c)	Securities

Investments in equity securities that have readily determinable fair values and all investments in debt securities are classified at acquisition into one of three categories and accounted for as follows:

•	securities held to maturity - reported at amortized cost,

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2004 and 2003

Note 1 - Summary of significant accounting policies (continued)

•	trading securities - reported at fair value with unrealized gains and losses included in earnings, or;

•	securities available-for-sale - reported at estimated fair value with unrealized gains and losses reported as a separate component of comprehensive income (net of tax effect).

The Company does not engage in any trading activities. Gains and losses on sales of securities are recognized on a specific identification basis. Purchases and sales of investments are recorded on a trade-date basis. Premiums and discounts are amortized into interest income using a method that approximates the level yield method. The investment in the Federal Home Loan Bank represents restricted stock and is carried at cost.

(d)	Loans and allowance for loan losses

Loans are carried at their principal amount outstanding. Interest income is recorded as earned on the accrual basis. Loan origination fees and certain origination costs are capitalized with the net fee or cost recognized as an adjustment to interest income using the interest method.

The Company uses the allowance method in providing for loan losses. The provision for loan losses is based upon management’s estimate of the amount needed to maintain the allowance for loan losses at an adequate level to cover known and inherent risks of loss in the loan portfolio. In determining the provision amount, management gives consideration to current and anticipated economic conditions, the growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, delinquencies and other factors. Management believes that the allowance for loan losses is adequate. While management uses the best information available to make evaluations, future adjustments may be necessary if economic and other conditions differ substantially from the assumptions used.

Management considers loans to be impaired when based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Factors that influence management’s judgments include, but are not limited to, loan payment pattern, source of repayment, and value of collateral, if any. A loan would not be considered impaired if an insignificant delay in loan payment occurs and management expects to collect all amounts due. The major sources of identification of loans to be evaluated for impairment include past due and non-accrual reports, internally generated lists of certain risk grades, and regulatory reports of examination. Impaired loans are measured using either the discounted expected cash flow method or the value of collateral method. When the ultimate collectibility of an impaired loan’s principal is in doubt, wholly or partially, all cash receipts are applied to principal.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2004 and 2003

Note 1 - Summary of significant accounting policies (continued)

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet all payments as they become due. When the interest accrual is discontinued, all unpaid accrued interest is reversed and income is recognized only to the extent cash payments are received.

(e)	Foreclosed assets

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at the lower of fair value less costs to sell or carrying value at the date of foreclosure. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less costs to sell.

(f)	Premises and equipment

Premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation. Depreciation is provided over the estimated useful lives of the respective assets on the straight-line basis. Leasehold improvements are amortized over a term which includes the remaining lease term and probable renewal periods. Expenditures for major renewals and betterments are capitalized and those for maintenance and repairs are charged to operating expenses as incurred.

(g)	Income taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered in income. Deferred tax assets are reduced by a valuation allowance if it is more likely than not than the tax benefits will not be realized.

(h)	Cash and cash equivalents

For purposes of reporting cash flows, cash and cash equivalents includes cash, due from banks and federal funds sold. The Company maintains due from accounts with correspondent banks. During the normal course of business, the Company may have cash deposits with these banks that are in excess of federally insured limits.

(i)	Income per share

Basic income per share is computed based on the weighted average number of common shares outstanding. Diluted income per share includes the dilutive effects of stock options.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2004 and 2003

Note 1 - Summary of significant accounting policies (continued)

(j)	Stock options

The stockholders of the Company approved the 1997 Non-Qualified Stock Option Plan for directors (Director Plan) and the 1997 Incentive Stock Option Plan for management and employees (Employee Plan). In 2003, the stockholders approved an amendment to the Employee Plan increasing the number of options available for issuance under the Plan by 120,000. The Director Plan and Employee Plan provide for the issuance of options to purchase up to 94,042 and 214,042 common shares of the Company, respectively. For both plans, the exercise price of each share of common stock covered by an option is equal to the fair market value per share on the date of grant and therefore has no associated compensation expense.

Both plans are accounted for under the provisions of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation.” As permitted by SFAS No. 123, the Company has elected to continue using the measurement method prescribed in Accounting Principles Board (APB) Opinion No. 25 and, accordingly, SFAS No. 123 has no effect on the Company’s financial position or results of operations.

Following is a summary of stock options outstanding under both plans, adjusted for the stock dividends described in Note 11:

	Director Plan	Average Exercise Price	Employee Plan	Average Exercise Price
Balance at December 31, 2001	89,870	$7.52	87,106	$7.84
Issued	—	—	6,420	9.39
Exercised	(10,771)	7.67	(120)	6.82
Forfeited	—	—	—	—

Balance at December 31, 2002	79,099	7.48	93,406	7.95
Issued	—	—	30,960	11.13
Exercised	(16,157)	7.67	(16,302)	8.01
Forfeited	—	—	(2,002)	8.12

Balance at December 31, 2003	62,942	7.44	106,062	8.87
Issued	—	—	34,600	13.01
Exercised	—	—	(4,496)	7.60
Forfeited	—	—	(3,018)	8.02

Balance at December 31, 2004	62,942	$7.44	133,148	$10.01

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2004 and 2003

Note 1 - Summary of significant accounting policies (continued)

(j)	Stock options (continued)

At December 31, 2004, 2003, and 2002, all options under the Director Plan were exercisable at weighted average exercise prices of $7.44, $7.44 and $7.48, respectively. Under the Employee Plan, exercisable options at 2004, 2003, and 2002 were 133,148, 75,102, and 86,986, respectively, with weighted average exercise prices of $10.01, $7.93, and $7.95, respectively.

The range of exercise prices at December 31, 2004 for the Director Plan was $6.82—$7.92 and for the Employee Plan was $6.82 - $13.28. The weighted average remaining contractual term for Director Plan options was 54 months and for the Employee Plan was 81 months.

Because the Company had adopted the disclosure-only provisions of SFAS No. 123, no compensation cost has been recognized for the stock option plans. Had compensation cost for the Company’s stock option plans been determined based on the fair value at the grant date of the awards consistent with the provisions of SFAS No. 123, the Company’s net income and income per share would have changed to the pro forma amounts indicated below:

	2004	2003	2002
Net earnings - as reported	$1,633,000	$1,150,000	$600,842
Net earnings - pro forma	1,504,000	1,121,000	589,000
Basic income per share - as reported	.73	.52	.47
Diluted income per share - as reported	.71	.51	.46
Basic income per share - pro forma	.67	.50	.46
Diluted income per share - pro forma	.65	.49	.45

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield of 0%, expected volatility of 20%, risk-free interest 4.00%, 3.00%, and 3.00% in 2004, 2003, and 2002, respectively and weighted average expected lives of 7 years. The weighted average fair value per share of options granted for the years ended December 31, 2004, 2003, and 2002 were $4.85, $3.97 and $3.36, respectively.

(k)	Fair value of financial instruments

The assumptions used in estimating the fair value of the Company’s financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered an indication of the liquidation value of the Company, but rather represent a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2004 and 2003

Note 1 - Summary of significant accounting policies (continued)

(k)	Fair value of financial instruments (continued)

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

Cash and due from banks: The carrying amount approximates fair value.

Federal funds sold: Due to the short-term nature of these assets, the carrying value approximates fair value.

Securities available for sale and securities held to maturity: Fair values for debt securities are based on quoted market prices. Restricted stock is valued at cost.

Loans: For variable rate loans, fair values are based on carrying values. Fixed rate commercial, other installment, and certain real estate mortgage loans are valued using discounted cash flows. The discount rates used to determine the present value of these loans are based on interest rates currently being charged by the Company on comparable loans as to credit risk and term.

Off-balance sheet instruments: The Company’s unfunded lines of credit and loan commitments are negotiated at current market rates and are relatively short-term in nature. Estimated fair values are immaterial.

Deposit liabilities: The fair values of demand deposits are equal to the carrying value of such deposits. Demand deposits include non-interest bearing demand deposits, savings accounts, NOW accounts and money market demand accounts. The fair value of variable rate term deposits, and those repricing within one year or less, approximates the carrying value. Discounted cash flows have been used to value fixed rate term deposits. The discount rate used is based on interest rates currently being offered by the Company on comparable deposits as to amount and term.

Short-term borrowings: The carrying value of securities sold under agreements to repurchase approximate their fair value.

Advances from the Federal Home Loan Bank: For variable rate advances, fair values are based on carrying values. Fixed rate advances are valued using discounted cash flows based on rates currently available to the Company on comparable borrowings with similar terms and remaining maturities.

Junior subordinated debentures: The carrying value of trust preferred securities approximate their fair value, since the interest rate is variable on these debentures.

Accrued interest: The carrying amounts of accrued interest approximate fair value.

(l)	Advertising

Advertising costs are expensed as incurred.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2004 and 2003

Note 1 - Summary of significant accounting policies (continued)

(m)	Operating segments

The FASB issued Statement No. 131, Disclosures about Segments of an Enterprise and Related Information, in June 1997, which established standards for the way public business enterprises report information about operating segments. This statement also establishes standards for related disclosures about products, services, geographic areas and major customers. In adopting Statement No. 131, the Company has determined that all of its activities constitute only one reportable operating segment.

(n)	Impact of recently adopted accounting standards

FASB Interpretation No. 46, Consolidation of Variable Interest Entities an interpretation of ARB No. 51, as amended by FASB Interpretation No. 46R, was issued in January 2003 and addresses consolidation by business enterprises of variable interest entities. The Company has one variable interest entity, which was created in 2004 and replaced another variable entity created in 2001 to issue trust preferred securities. Upon adoption of FASB Interpretation No. 46R, the Company deconsolidated its variable interest entities beginning in the first quarter of 2004. Prior period financial statements have been restated to reflect the deconsolidation.

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised), Share Based Payment. SFAS No. 123 (revised) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. The primary focus of this statement is on accounting for transactions in which an entity obtains employee services in exchange for share-based payment transactions. This Statement is effective for the beginning of the first interim or annual reporting period that begins after December 15, 2005. The adoption of SFAS No. 123 (revised) may have a material effect on the company’s consolidated financial statements if material future stock options are granted.

In December 2004, the Financial Accounting Standards Board issued FAS No. 153, Exchanges of Nonmonetary Assets. This statement amends APB Opinion No. 29, Accounting for Nonmonetary Transactions, and is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The provisions of this statement are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of FAS No. 153 is not expected to have a material effect on the company’s consolidated financial statements.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2004 and 2003

Note 1 - Summary of significant accounting policies (continued)

(n)	Impact of recently adopted accounting standards (continued)

In March 2004, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 105, Application of Accounting Principles to Loan Commitments. This Staff Accounting Bulletin summarizes the application of accounting principles generally accepted in the United States to loan commitments accounted for as derivative instruments. The provisions of this Staff Accounting Bulletin were effective after March 31, 2004. The adoption of this Staff Accounting Bulletin did not have a material impact on the consolidated financial statements of the Company.

Note 2 - Cash and due from banks

At December 31, 2004 and 2003, interest-bearing deposits in other financial institutions amounted to $49,000 and $44,000, respectively.

Note 3 - Securities

A summary of the amortized cost and estimated fair values of securities available for sale and held to maturity follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
		(in thousands)
December 31, 2004

Available for sale
U.S. agency obligations	$27,957	$1	$120	$27,838
FNMA, FHLMC, and GNMA mortgage-backed securities	13,022	138	77	13,083
Restricted stock	1,355	—	—	1,355
Other securities	750	9	—	759

	$43,084	$148	$197	$43,035

Held to maturity
U.S. agency obligations	$1,796	$—	$23	$1,773
FNMA and GNMA
mortgage-backed securities	2,770	13	42	2,741

	$4,566	$13	$65	$4,514

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2004 and 2003

Note 3 - Securities (continued)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(in thousands)
December 31, 2003

Available for sale
U.S. agency obligations	$6,167	$6	$44	$6,129
FNMA, FHLMC and GNMA mortgage-backed securities	15,808	204	56	15,956
Restricted stock	876	—	—	876
Other securities	750	8	—	758

	$23,601	$218	$100	$23,719

Held to maturity
U.S. agency obligations	$1,795	$—	$21	$1,774
FNMA and GNMA mortgage-backed securities	3,568	25	43	3,550

	$5,363	$25	$64	$5,324

The scheduled maturities of debt securities held to maturity and available for sale at December 31, 2004 were as follows:

	Available for Sale		Held to Maturity
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(in thousands)
Due from one to five years	$27,957	$27,837	$1,796	$1,773
Over ten years	750	759	—	—
Mortgage-backed securities	13,022	13,083	2,770	2,741

	$41,729	$41,679	$4,566	$4,514

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2004 and 2003

Note 3 - Securities (continued)

Proceeds from the sales of securities during 2004, 2003 and 2002 were $0, $1,282,000 and $0, respectively. Realized gains from called and sold securities amounted to $0, $53,000 and $20,000 in 2004, 2003 and 2002, respectively.

At December 31, 2004, securities with a carrying value of approximately $10,991,000 were pledged to secure public deposits and other purposes.

Information pertaining to securities with gross unrealized losses at December 31, 2004 and 2003, by category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(in thousands)
December 31, 2004:
U.S. agency obligations	$29,112	$143	$—	$—	$29,112	$143
FNMA and FHLMC mortgage backed securities	4,253	61	2,910	58	7,163	119

Total	$33,365	$204	$2,910	$58	$36,275	$262

December 31, 2003:
U.S. agency obligations	$6,706	$65	$—	$—	$6,706	$65
FNMA and FHLMC mortgage backed securities	8,114	99	—	—	8,114	99

Total	$14,820	$164	$—	$—	$14,820	$164

Management evaluates securities for other-than-temporary impairment at least quarterly. Consideration is given to the length of time and the extent to which the fair values have been less than amortized cost, the financial condition and near-term prospects of the security issuers, and the intent and ability to retain impaired investments for a period to allow recovery in fair value.

At December 31, 2004, debt securities with $36,275,000 in fair value had total unrealized losses of less than 1% of amortized cost. These securities were U.S. agency obligations or FNMA and FHLMC mortgage-backed securities. As management has the ability and intent to hold these debt securities until maturity, no declines are deemed to be other-than-temporary.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2004 and 2003

Note 4 - Loans and allowance for loan losses

Loans at December 31, 2004 and 2003 were as follows:

	2004	2003
	( in thousands)
Real estate - construction	$36,386	$24,851
Real estate - mortgage	137,398	110,821
Commercial	43,132	29,156
Installment and other	6,554	7,747

Loans before allowance for loan losses	223,470	172,575
Allowance for loan losses	(2,808)	(2,150)

	$220,662	$170,425

The activity in the allowance for loan losses for 2004, 2003 and 2002 is summarized as follows:

	2004	2003	2002
	( in thousands)
Balance at beginning of period	$2,150	$1,661	$1,369
Provision charged to operations	769	692	685
Loan charge-offs	(131)	(211)	(394)
Loan recoveries	20	8	1

Balance at end of period	$2,808	$2,150	$1,661

At December 31, 2004 and 2003, the total recorded investment in impaired loans amounted to approximately $882,000 and $228,000, respectively. These loans were also on non-accrual. The average recorded investment in impaired loans amounted to $577,000, $639,000, and $545,000 for the years ended December 31, 2004, 2003, and 2002, respectively. The allowance for loan losses related to impaired loans was $204,000 at December 31, 2004 and $61,000 at December 31, 2003.

There was no interest income recognized on impaired loans for 2004, 2003 and 2002.

The Company has granted loans in the ordinary course of business to certain directors and executive officers of the Company and to their associates. The total amount of loans was $6,185,000 and $8,683,000 at December 31, 2004 and 2003, respectively. During 2004, $2,892,000 in new loans were made and repayments were $5,390,000. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2004 and 2003

Note 4 - Loans and allowance for loan losses (continued)

The Company grants commercial, real estate, and installment loans to customers throughout its market area, which consists primarily of Guilford and Randolph Counties and contiguous counties. The real estate portfolio can be affected by the condition of the local real estate market. The commercial and installment loan portfolio can be affected by the local economic conditions.

Note 5 - Premises and equipment

Premises and equipment at December 31, 2004 and 2003 were as follows:

	2004	2003
	(in thousands)
Land	$1,908	$1,609
Building and improvements	3,826	3,037
Leasehold improvements	402	399
Furniture and equipment	1,846	1,584
Construction in progress	—	573
Land improvements	107	98

	8,089	7,300
Less accumulated depreciation	(1,501)	(1,169)

Premises and equipment, net	$6,588	$6,131

Interest capitalized was $6,000 and $10,000 in 2004 and 2003, respectively. Depreciation expense was $332,000, $267,000 and $236,000 in 2004, 2003 and 2002, respectively.

Note 6- Investments accounted for by the cost method

During 2003 the Company subscribed to the Triangle Mezzanine Fund, a limited partner investment company. The Company’s subscription was $500,000. At December 31, 2004 the Company had invested $175,000 with the Fund. The Company also invested $305,000 in September 2004 in the initial stock offering of Community Trust Company of the Southeast, Inc., a North Carolina trust bank, which offers trust services to clients of community banks. These investments, which are carried at cost, have been included in other assets.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2004 and 2003

Note 7- Deposits

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $68,498,000 and $45,423,000 at December 31, 2004 and 2003 respectively.

At December 31, 2004, the scheduled maturities of time deposits were as follows:

(in thousands)
2005	$112,368
2006	30,477
2007	6,184
2008	1,525
2009	1,139
Thereafter	78

$151,771

Note 8 - Advances from Federal Home Loan Bank of Atlanta

The Company had the following advances from the Federal Home Loan Bank outstanding at December 31, 2004 and 2003:

	2004	2003
	( in thousands)
Fixed rate advance at 1.43%	$—	$2,000
Fixed rate advance at 1.21%	—	2,200
Fixed rate advance at 1.20%	—	5,500
Fixed rate advance at 1.37%	—	1,300
Fixed rate advance at 6.05%	3,000	3,000
Variable rate advances - one month LIBOR plus .05%	13,500	—
Amortizing fixed rate advance at 2.00%	1,210	1,251
Amortizing fixed rate advance at 1.00%	658	683

	$18,368	$15,934

These advances are secured by the Company’s FHLB stock and a blanket floating lien on the Company’s one-to-four family residential and commercial real estate loan portfolios. The contractual maturities of these advances are as follows:

(in thousands)
2005	$68
2006	13,571
2007	75
2008	78
2009	1,051
Thereafter	3,525

$18,368

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2004 and 2003

Note 9 - Junior subordinated debentures

In December 2004, the Company issued $10,310,000 of unsecured junior subordinated debentures which carry a floating interest rate of three month LIBOR plus 2%. The proceeds from the sale of the debentures were used to repay $3,100,000 of unsecured junior subordinated debentures which were issued in March 2001 and were used to fund projected loan growth.

These debentures were issued to Carolina Capital Trust (“Carolina Trust”), a wholly owned subsidiary of the Company which is not consolidated in these financial statements pursuant to FIN 46R. Carolina Trust acquired these debentures using the proceeds of its offerings of common securities to the Company and $10 million of Trust Preferred Securities to outside investors. The Trust Preferred Securities, that qualify as Tier I and Tier II capital under Federal Reserve Board guidelines, accrue and pay distributions quarterly at three month LIBOR plus 2% per annum. The Company has entered into contractual arrangements which, in the aggregate, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by the Company of the obligations of Carolina Trust under the Trust Preferred Securities.

The Trust Preferred Securities are redeemable upon maturity of the debentures on January 7, 2035, or upon earlier redemption as provided in the indenture. The Company has the right to redeem the debentures purchased by Carolina Trust in whole or in part, on or after January 7, 2010.

Note 10 - Income taxes

The provision for income tax expense (benefit) consisted of the following for the year ended December 31:

	2004	2003	2002
	(in thousands)
Current
Federal	$906	$602	$320
State	192	131	90

	1,098	733	410

Deferred
Federal	(180)	(159)	(98)
State	(78)	—	—

	(258)	(159)	(98)

	$840	$574	$312

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2004 and 2003

Note 10 - Income taxes (continued)

A reconciliation of reported income tax expense for the years ended December 31, 2004, 2003 and 2002 to the amount of tax expense computed by multiplying income before taxes by the statutory federal income tax rate of 34% follows:

	2004	2003	2002
	(in thousands)
Tax provision at statutory rate	$841	$586	$310
Increase (decrease) in income taxes resulting from
State income taxes net of federal benefit	49	86	59
Increase in cash value of life insurance	(60)	(60)	—
Other	10	(38)	(57)

	$840	$574	$312

The primary components of deferred income taxes are as follows:

	2004	2003
	(in thousands)
Deferred tax assets
Allowance for loan losses	$908	$645
Deferred compensation expense	132	49
Other	(3)	7
Unrealized loss on securities	17	—

Gross deferred tax assets	1,054	701
Less vaulation allowance	—	—

Net deferred tax assets	1,054	701
Deferred tax liabilities
Depreciable basis of premises and equipment	181	103
Unrealized gain on securities	—	40

Gross deferred tax liabilities	181	143

Net deferred tax assets	$873	$558

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2004 and 2003

Note 11 - Stockholders’ equity

The Board of Directors declared a 6-for-5 stock split effected in the form of a 20% stock dividend payable to stockholders of record as of April 20, 2004. As a result, $375,000 was reclassified from additional paid-in capital to common stock in 2004. Per share amounts for all periods presented have been restated to reflect the effect of this stock dividend.

Note 12 - Regulatory matters

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Holding Company. The total amount of dividends, which may be paid at any date, is generally limited to the retained earnings of the Bank, and loans or advances are limited to 10 percent of the Bank’s common stock and surplus on a secured basis. In addition, dividends paid by the Bank to the Holding Company would be prohibited if the effect would cause the Bank’s capital to be reduced below applicable minimum regulatory capital requirements.

The Holding Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Holding Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s and the Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators as to components, risk weighting, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). At December 31, 2004 and 2003, management believes that the Company and the Bank have met all capital adequacy requirements to which it is subject.

As of December 31, 2004, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There have been no conditions or events since that notification that management believes have changed the Bank’s category. The Company’s and the Bank’s actual capital amounts and ratios as of December 31, 2004 and 2003 are presented in the table below.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2004 and 2003

Note 12 - Regulatory matters (continued)

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	($ in thousand)
December 31, 2004:
Total Capital
(To risk weighted assets)
Consolidated	$33,962	13.61%	$19,969	≥ 8%	$24,962	≥ 10%
Carolina Bank	31,178	12.49%	19,969	≥ 8%	24,961	≥ 10%
Tier 1 Capital
(To risk weighted assets)
Consolidated	28,205	11.30%	9,985	≥ 4%	14,977	≥ 6%
Carolina Bank	28,370	11.37%	9,985	≥ 4%	14,977	≥ 6%
Tier 1 Capital
(To average assets)
Consolidated	28,205	9.64%	11,699	≥ 4%	14,624	≥ 5%
Carolina Bank	28,370	9.71%	11,692	≥ 4%	14,615	≥ 5%

December 31, 2003:
Total Capital
(To risk weighted assets)
Consolidated	$24,636	12.62%	$15,611	≥ 8%	$19,514	≥ 10%
Carolina Bank	21,627	11.11%	15,573	≥ 8%	19,466	≥ 10%
Tier 1 Capital
(To risk weighted assets)
Consolidated	22,486	11.52%	7,806	≥ 4%	11,709	≥ 6%
Carolina Bank	19,477	10.01%	7,786	≥ 4%	11,679	≥ 6%
Tier 1 Capital
(To average assets)
Consolidated	22,486	10.64%	8,450	≥ 4%	10,563	≥ 5%
Carolina Bank	19,477	9.32%	8,356	≥ 4%	10,445	≥ 5%

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2004 and 2003

Note 13 - Commitments

Operating leases

The Company leases land and a building under an operating lease entered into during 1996. Total future minimum lease payments, excluding renewal options, at December 31, 2004, under the lease are as follows:

( in thousands)
2005	$145
2006	152
2007	159
2008	167
2009	176
2010	184

$983

Total lease expense was approximately $161,000, $178,000 and $152,000 for 2004, 2003 and 2002, respectively.

Loans

In the normal course of business there are outstanding commitments for the extension of credit which are not reflected in the financial statements. At December 31, 2004 and 2003, pre-approved but unused lines of credit for loans totaled approximately $49,769,000 and $42,448,000. In addition, the Company had $4,827,000 and $6,590,000 in standby letters of credit at December 31, 2004 and 2003, respectively. These commitments represent no more than the normal lending risk that the Bank commits to its borrowers. If these commitments are drawn, the Company will obtain collateral if it is deemed necessary based on management’s credit evaluation of the counterparty. Management believes that these commitments can be funded through normal operations.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2004 and 2003

Note 14 - Employee benefit plans

All employees of the Company who meet certain eligibility requirements can elect to participate in the Bank’s 401(k) plan. Participants may make voluntary contributions resulting in salary deferrals in accordance with Section 401(k) of the Internal Revenue Code and the plan documents. The Company makes a 100% matching contribution up to a maximum of five percent of compensation which is vested immediately. The Company’s matching expense was $74,000, $51,000 and $30,000 for 2004, 2003, and 2002, respectively.

In 2003, the Company established a nonqualified deferred compensation plan under which directors may elect to defer their directors’ fees. Participating directors receive an additional 25% matching contribution and the amounts deferred are invested solely in Company stock that is held in a rabbi trust. The Company stock held by the trust and the related deferred compensation liability are recorded at an amount equal to the original compensation deferred. Changes in the fair value of the stock are not recognized in the Company’s financial statements. At December 31, 2004, deferred directors’ fees of $189,000 had been used to purchase 17,068 shares of the Company’s stock held by the trust after distribution of 2,434 shares to retiring directors. Deferred directors’ fees of $34,000 were also remitted to the trust before December 31, 2004 to buy stock in 2005. Prior to 2003, directors could elect to defer their fees however there was no separate trust, matching provision or investment in Company stock.

During December 2002, the Company added a supplemental executive retirement plan for certain executive officers. The future benefits of the plan will be funded primarily by life insurance policies on these employees with the Company designated as the beneficiary. Expenses were $86,000 in 2004 and $58,000 in 2003 related to this plan. At December 31, 2004 and 2003, other liabilities include $144,000 and $58,000, respectively, for this supplemental retirement plan. The cash surrender value of the related insurance policies has been included in other assets.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2004 and 2003

Note 15 - Fair value of financial statements

The following represents the estimated fair values and carrying amounts of financial instruments at December 31:

	2004		2003
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in thousands)		(in thousands)
Financial Assets:
Cash and due from banks	$2,873	$2,873	$3,503	$3,503
Federal funds sold	25,536	25,536	11,817	11,817
Securities available for sale	43,035	43,035	23,719	23,719
Securities held to maturity	4,566	4,514	5,363	5,324
Net loans	220,662	220,373	170,425	171,359
Accrued interest receivable	1,159	1,159	694	694

Financial Liabilities:
Demand and savings deposits	106,384	106,384	70,285	70,285
Time deposits	151,771	150,725	113,284	113,514
Securities sold under agreements to repurchase	2,472	2,472	3,516	3,516
Federal Home Loan Bank advances	18,368	18,677	15,934	16,361
Trust preferred securities	10,310	10,310	3,100	3,100
Accrued interest payable	553	553	423	423

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2004 and 2003

Note 16 - Earnings (loss) per common share (EPS)

The reconciliation of the numerators and denominators of the basic income (loss) per share and diluted income per share computation at December 31, 2004, 2003 and 2002 follows:

	Income (Numerator)	Shares (Denominator)	Per Share Amount
	(in thousands)
2004
Basic income per share:
Income available to common stockholders	$1,633	2,249,939	$0.73
Effect of dilutive securities Stock options	—	56,383	(0.02)
Diluted income per share:

Income available to common stockholders and assumed conversions	$1,633	2,306,322	$0.71

2003
Basic income per share:
Income available to common stockholders	$1,150	2,230,157	$0.52
Effect of dilutive securities Stock options	—	39,731	(0.01)
Diluted income per share:

Income available to common stockholders and assumed conversions	$1,150	2,269,888	$0.51

2002
Basic income per share:
Income available to common stockholders	$601	1,283,538	$0.47
Effect of dilutive securities Stock options	—	20,420	(0.01)
Diluted income per share:

Income available to common stockholders and assumed conversions	$601	1,303,958	$0.46

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2004 and 2003

Note 17 - Condensed financial statements of parent company

Financial information pertaining to Carolina Bank Holdings, Inc. is as follows:

Balance Sheet

	December 31,
	2004	2003
	(in thousands)
Assets:
Cash	$2,798	$676
Securities available for sale	—	2,307
Investment in CBHI Capital Trust I	—	100
Investment in Carolina Capital Trust	310	—
Investment in Carolina Bank	28,337	19,540
Other Assets	—	43

Total assets	$31,445	$22,666

Liabilities and stockholders’ equity:
Accrued expenses	$15	$3
Junior subordinated debentures	10,310	3,100
Stockholders’ Equity	21,120	19,563

Total liabilities and stockholders’ equity	$31,445	$22,666

Statement of Operations

Years ended December 31, 2004, 2003, and 2002

	2004	2003	2002
	(in thousands)
Interest income	$74	$87	$—
Dividends form subsidiaries	—	—	53
Other income	5	5	5

Total income	79	92	58

Interest expense	162	179	160
Other expense	109	90	90

Total expense	271	269	250
Income tax benefit	65	60	83

(Loss) before equity in undistibuted net income of subsidiaries	(127)	(117)	(109)
Equity in undistributed income of subsidiaries	1,760	1,267	710

Net income	$1,633	$1,150	$601

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2004 and 2003

Note 17 - Condensed financial statements of parent company (continued)

Condensed Statement of Cash Flows

Years ended December 31, 2004, 2003, and 2002

	2004	2003	2002
	(in thousands)
Operating activities:
Net income	$1,633	$1,150	$601
Adjustments to reconcile net income to net cash (used by) provided by operating activities:
Equity in undistributed income of subsidiaries	(1,760)	(1,267)	(710)
Amortization		15	—
Change in other assets	51	18	16
Change in accrued expenses	12	(38)	(3)

Net cash (used by) operating activites	(64)	(122)	(96)

Investing activities:
Purchase of securities available for sale	—	(2,539)	—
Repayments from securities available for sale	2,307	240	—
Investment in subsidiaries	(7,465)	—	(5,000)
Repayments of investments in subsidiaries	100	—

Net cash used by investing activities	(5,058)	(2,299)	(5,000)

Financing activities:
Proceeds from junior subordinated debentures	10,310	—	—
Proceeds from stock offering		—	7,825
Repayment of junior subordinated debentures	(3,100)	—	—
Proceeds from stock options	34	254	83

Net cash provided by financing activities	7,244	254	7,908

Net change in cash	2,122	(2,167)	2,812
Cash at beginning of year	676	2,843	31

Cash at end of year	$2,798	$676	$2,843

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$145	$143	$204

REVOCABLE PROXY

CAROLINA BANK HOLDINGS, INC.

2604 Lawndale Drive

Greensboro, North Carolina 27408

APPOINTMENT OF PROXY

SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Judy H. Fuller, James E. Hooper and Julius L. Young, or any of them, as attorneys and proxies, with full power of substitution, to vote all shares of the common stock of Carolina Bank Holdings, Inc. (the “Company”) held of record by the undersigned on February 25, 2005, at the Annual Meeting of Shareholders of the Company to be held at The Painted Plate Catering, 2001 North Church Street, Greensboro, North Carolina, at 4:00 p.m. on April 19, 2005, and at any adjournments thereof. The undersigned hereby directs that the shares represented by this appointment of proxy be voted as follows on the proposals listed below:

1.	ELECTION OF DIRECTORS: Proposal to elect four (4) directors of the Company, each for a term of three (3) years.

☐	FOR all nominees listed below (except as indicated otherwise below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

NOMINEES:

J. Alexander S. Barrett

George E. Carr

Kenneth C. Mayer, Jr.

Julius L. Young

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the line below.

________________________________________________________________________________________________

2.	RATIFICATION OF INDEPENDENT ACCOUNTANTS: Proposal to ratify the appointment of Cherry, Bekaert & Holland L.L.P., as the Company’s independent public accountants for 2005.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	OTHER BUSINESS: On such other matters as may properly come before the Annual Meeting, the proxies are authorized to vote the shares represented by this appointment of proxy in accordance with their best judgment.

PLEASE DATE AND SIGN THIS APPOINTMENT OF PROXY

AND RETURN IN THE ENVELOPE PROVIDED

THE SHARES REPRESENTED BY THIS APPOINTMENT OF PROXY WILL BE VOTED AS DIRECTED ABOVE. IN THE ABSENCE OF ANY DIRECTION, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES LISTED IN PROPOSAL 1 BY CASTING AN EQUAL NUMBER OF VOTES FOR EACH SUCH NOMINEE AND FOR PROPOSAL 2. IF, AT OR BEFORE THE TIME OF THE MEETING, ANY NOMINEE LISTED IN PROPOSAL 1 HAS BECOME UNAVAILABLE FOR ANY REASON, THE PROXIES ARE AUTHORIZED TO VOTE FOR A SUBSTITUTE NOMINEE. THIS APPOINTMENT OF PROXY MAY BE REVOKED BY THE HOLDER OF THE SHARES TO WHICH IT RELATES AT ANY TIME BEFORE IT IS EXERCISED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN INSTRUMENT REVOKING IT OR A DULY EXECUTED APPOINTMENT OF PROXY BEARING A LATER DATE OR BY ATTENDING THE ANNUAL MEETING AND ANNOUNCING HIS OR HER INTENTION TO VOTE IN PERSON.

Dated: ,	2005

Signature

Signature if held jointly

Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

IMPORTANT: TO ENSURE THAT A QUORUM IS PRESENT, PLEASE SEND IN YOUR APPOINTMENT OF PROXY WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. EVEN IF YOU SEND IN YOUR APPOINTMENT OF PROXY, YOU WILL BE ABLE TO VOTE IN PERSON AT THE MEETING IF YOU SO DESIRE.